UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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RTI INTERNATIONAL METALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders and Proxy Statement

April 26, 2013

8:00 a.m. Eastern Daylight Time

Hyatt Regency

Pittsburgh International Airport

1111 Airport Boulevard

Pittsburgh, PA 15231

USA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The following proxy materials are available for you to review online at www.proxydocs.com/rti:

•	This Proxy Statement

•	Form of RTI International Metals, Inc. Proxy Card

•	RTI International Metals, Inc. 2012 Annual Report to Shareholders (which is not deemed to be part of the official proxy soliciting materials)

•	Any amendments to these materials required to be furnished to our shareholders

This website is designed to provide complete anonymity with respect to a shareholder accessing the website, consistent with the Securities and Exchange Commission rules.

Westpointe Corporate Center One, 5th Floor

1550 Coraopolis Heights Road

Pittsburgh, Pennsylvania 15108-2973

March 28, 2013

To Our Fellow Shareholders:

You are cordially invited to attend the RTI International Metals, Inc. (the “Company”) 2013 Annual Meeting of Shareholders on April 26, 2013, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231. The meeting will begin promptly at 8:00 a.m. Eastern Daylight Time. At the meeting, all holders of the Company’s common stock at the close of business on March 15, 2013 will be entitled to vote on the election of directors, ratification of the appointment of our independent registered public accounting firm, the annual non-binding advisory approval of our named executive officers’ compensation, and any other matters that properly come before the meeting.

You have a choice of voting your proxy via the Internet, by telephone, or by completing and returning the enclosed proxy card. Whether or not you plan to attend the meeting, it is important that you vote your shares and we encourage you to do so as soon as possible.

We look forward to seeing as many of you as possible at the 2013 Annual Meeting.

Sincerely,

Robert M. Hernandez Chairman of the Board	Dawne S. Hickton Vice Chair, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

RTI INTERNATIONAL METALS, INC.

Time:

8:00 a.m. Eastern Daylight Time

Date:

April 26, 2013

Place:

Hyatt Regency Pittsburgh International Airport

1111 Airport Boulevard

Pittsburgh, PA 15231

USA

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Approve, by non-binding advisory vote, the compensation of named executive officers

•	Conduct other business if properly raised

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Chad Whalen

Secretary

March 28, 2013

Only shareholders of record on March 15, 2013 may vote at the meeting.

PROXY STATEMENT

General Information

•  Who may vote?

Shareholders of RTI International Metals, Inc. (the “Company,” “RTI,” “we,” or “our”) as of the close of business on the record date, March 15, 2013, are entitled to receive notice of and to vote at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”). If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting.

•  What may I vote on?

At our Annual Meeting, you may vote on the matters outlined in the Notice of Annual Meeting, including:

(1)	election of the ten directors nominated by our Board of Directors (the “Board”),

(2)	ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2013,

(3)	a non-binding advisory vote to approve compensation of our named executive officers as disclosed in these materials, and

(4)	any other matters that may be properly presented at the Annual Meeting.

•  Voting recommendations

Unless you give other instructions when you vote, the persons named as proxy holders will vote in accordance with the recommendations of our Board. Our Board recommends that you vote:

FOR each of the nominees for director presented in this proxy statement,

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013, and

FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

•  Solicitation

This proxy statement is being furnished by RTI to its shareholders in connection with the solicitation of proxies to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about March 28, 2013.

•  How do I vote?

You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.investorvote.com/RTI) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-800-652-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals as recommended by our Board.

You have the right to revoke your proxy at any time before the Annual Meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the Internet or by telephone, or by voting in person at the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

A majority of the outstanding shares of RTI common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including “broker non-votes” (which occur when you hold your shares in “street name” through a broker or other nominee, and your broker or nominee does not have discretionary voting authority on a matter and you do not provide voting instructions), will be included in the number of shares present for purposes of determining a quorum.

Each share of the Company’s common stock is entitled to one vote per share. The specific votes required to approve each proposal is discussed at the end of each proposal as set forth in this proxy statement. Common shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted for each proposal as set forth therein.

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

RTI is committed to conducting business both ethically and legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. Our Code of Ethical Business Conduct, adopted by the Board, applies to all directors and employees of the Company, including all our executive and other officers, and its principles extend to those with whom we conduct business. Our Code of Ethical Business Conduct complies with the requirements of the New York Stock Exchange (the “NYSE”) and Securities and Exchange Commission (“SEC”) regulations.

Our Code of Ethical Business Conduct is posted under the Investor Relations link on the Company’s website, www.rtiintl.com. Any amendments to our Code of Ethical Business Conduct, or waivers of its application with respect to our directors or executive officers, will be disclosed promptly on the Company’s website. There were no waivers or amendments during 2012.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines (the “Governance Guidelines”) were adopted by our Board to promote sound corporate citizenship. The Governance Guidelines, together with the charters for our Board committees, provide the framework for our corporate governance. The Governance Guidelines, which comply with the requirements of the NYSE, address a number of topics, including: the size and role of our Board; director resignations; non-employee director executive sessions; Board and committee meeting attendance; access to senior management and advisors; Board compensation; Board independence, composition, and membership criteria; Board and committee self-assessments; director orientation and continuing education; retirement age; and the Board nomination process.

Our Governance Guidelines are posted under the Investor Relations link on the Company’s website, www.rtiintl.com.

Director Education

The Company has educational presentations from time to time at Board and committee meetings, and we encourage our directors to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors. Any director who attends an educational seminar or conference may receive reimbursement from the Company for the reasonable costs incurred in connection with his or her attendance. One director participated in a director education seminar or program sponsored by a third party and a majority of directors attended a formal continuing education program sponsored by the Company in 2012.

The Board of Directors

The business and affairs of the Company are conducted under the general direction of our Board. The Board presently consists of nine members:

Daniel I. Booker, Jr.	Robert M. Hernandez	Rokus L. van Iperen
Ronald L. Gallatin	Dawne S. Hickton	Bryan T. Moss
Charles C. Gedeon	Edith E. Holiday	James A. Williams

The Board met six times during 2012. All of our directors attended more than 75% of the total number of meetings of the Board and of the committees on which they serve. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors, and in the Chairman’s absence, the chair of the Nominating/Corporate Governance Committee chairs the meeting.

Director Independence

Dawne S. Hickton is the only member of the Board in 2012 who also served as an officer and employee of the Company or its subsidiaries. Our Board reviewed existing director and director nominee independence in accordance with our Governance Guidelines and applicable SEC and NYSE rules and listing standards relating to independence, including any transactions or relationships between each current director or nominee for director with the Company (either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company). As a result of such review, our Board determined that other than Ms. Hickton, all current directors (Daniel I. Booker, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday, Rokus L. van Iperen, Bryan T. Moss, and James A. Williams) do, and that nominees Jerry Howard and Mario Longhi would if elected, meet our Governance Guidelines and applicable NYSE requirements relating to Board and committee independence. None of the independent directors has a relationship with the Company that is material.

Transactions with Related Parties

We are aware of no transactions with the Company involving over $120,000 since the beginning of 2012 in which any of our directors, director nominees, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. We recognize that transactions between the Company and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of the Company.

We are aware, however, of transactions in which one of our businesses, RTI Alloys, sells ferrotitanium to U. S. Steel’s Gary Works, which is a facility owned by Mr. Longhi’s employer, in amounts greater than $120,000. This is a long-standing relationship that predates Mr. Longhi’s employment at U. S. Steel, and our Board does not believe Mr. Longhi has a direct or indirect material interest in such transactions.

Although as a general matter, and in accordance with our Code of Ethical Business Conduct and our Conflict of Interest Policy (both of which are available on our website at www.rtiintl.com), our preference is to avoid transactions with the Company in which any of our related parties had or will have a direct or indirect material interest, we recognize that, from time to time, such related party transactions may be contemplated. On an annual basis, we ask all non-union employees to review our Code of Ethical Business Conduct and Conflict of Interest Policy and to certify their compliance in writing. In the event that we become aware, through this process or otherwise during the year, that a potential transaction with a related party is being contemplated, the matter would be reviewed and considered by executive management or by the Board of Directors. Based on this review, a determination is made as to whether the Company would have a material interest in the transaction and whether such transaction could present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than the best interests of the Company and our shareholders. Only related party transactions that, in the business judgment of our executive management or our Board, as the case may be, are in the best interests of the Company should be approved or ratified, and all others should be rejected.

We also circulate an annual questionnaire to each of our non-employee directors, director nominees, and each executive officer of the Company in connection with the preparation of our proxy statement. Completion of this questionnaire allows us to review and address any actions that the Company should take with respect to any current or contemplated relationships each respondent may have with our significant customers, service providers, suppliers, or other vendors, which we identify by name in the questionnaire.

Board Committees

There are five principal committees of the Board. Committee membership, the primary functions of each committee, and the number of meetings held during 2012 are described below.

Name of Committee and Members	Primary Committee Functions	Number of Meetings
Audit Committee: James A Williams (Chairman) Ronald L. Gallatin Robert M. Hernandez Rokus L. van Iperen

-      Assists the Board in overseeing the Company’s financial reporting process and systems of internal control over financial reporting

-      Assists the Company with legal and regulatory compliance requirements and qualifications, and the independence and performance of the Company’s internal auditors and independent registered public accounting firm

-      Has direct responsibility for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm

-      Periodic review of risk assessment as it relates to activities being contemplated or undertaken by management throughout the year

5
Compensation Committee: Daniel I. Booker (Chairman) Charles C. Gedeon Edith E. Holiday Bryan T. Moss

-      Reviews and approves the Company’s compensation philosophy, including assessing the risks arising from the Company’s compensation philosophy, policies, and practices

-      Reviews and approves executive compensation programs, plans, and awards

-      Reviews and approves policies, principles, and procedures for selection and performance review of our Chief Executive Officer (the “CEO”) and other top members of management

-      Reviews and recommends to the full Board employment agreements, severance arrangements, and change in control agreements for our CEO and senior executives

-      Establishes goals and objectives for our CEO and other top management, setting the compensation of executive officers and, together with the independent directors, setting the CEO’s compensation, based on an evaluation of her performance

-      Determines whether to retain or terminate any compensation adviser (considering, among other things, the independence thereof)

5

-      Administers the Company’s long-term incentive plans and equity plans

-      Reviews management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report contained in this proxy statement

Nominating/Corporate Governance Committee: Edith E. Holiday (Chair) Daniel I. Booker Robert M. Hernandez	- Identifies individuals qualified to serve as directors - Recommends to the Board the appropriate size of the Board and candidates for election to the Board, including at the Annual Meeting of Shareholders, and to fill vacancies occurring on the Board - Oversees the evaluation process of the Board - Reviews and evaluates the Company’s director compensation - Develops and recommends to the Board corporate governance principles applicable to the Company as well as conducts periodic reviews of such principles	4
Executive Committee: Robert M. Hernandez (Chairman) Daniel I. Booker Dawne S. Hickton	- Assists the Board in the discharge of its responsibilities - Acts on behalf of the Board when emergencies or scheduling make it difficult to convene the Board - Reports all actions taken by the Executive Committee at the Board’s next meeting	0
Strategic Transactions Committee: Robert M. Hernandez (Chairman) Ronald L. Gallatin Dawne S. Hickton	- Assists the Board in the discharge of its responsibilities with respect to oversight of the Company’s evaluation of potential strategic transaction opportunities and/or major financings that may be brought forth from time to time by management or the Board	0

Audit Committee — All members of our Audit Committee meet the NYSE’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Gallatin, Hernandez, and Williams are each qualified as an audit committee financial expert within the meaning of SEC regulations, that Mr. van Iperen is financially literate within the meaning of SEC regulations, and that each member of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee may, subject to applicable law and the listing requirements of the NYSE, delegate its responsibilities to subcommittees, composed solely of Audit Committee members, as deemed appropriate. Our Audit Committee has adopted, and our Board has approved, the Audit Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

The Compensation Committee — Our Compensation Committee discharges the Board’s duties concerning executive compensation. The Compensation Committee may, if appropriate, delegate matters within its responsibility to subcommittees composed of certain of its members. All members of our Compensation Committee meet the NYSE’s rules and listing standards for independence for compensation committee independence. Our Compensation Committee has adopted, and our Board has approved, a Compensation Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

For more information on the responsibilities and activities of our Compensation Committee, including the committee’s processes for determining executive compensation, see “Executive Compensation” beginning on page 24 of this proxy statement.

Nominating/Corporate Governance Committee — All members of our Nominating/Corporate Governance Committee meet the NYSE’s rules and listing standards for independence for purposes of the Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee has adopted, and our Board has approved, a Nominating/Corporate Governance Committee charter, which may be accessed under the Investor Relations link on the Company’s website, www.rtiintl.com.

Board Membership Selection Process

Board candidates are typically suggested by members of the Nominating/Corporate Governance Committee; however, it is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others as nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the Company’s Secretary, at the address set forth under the caption “Other Information” on page 53 of this proxy statement, for presentation to the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members and candidates for the Board within the context of the current make-up of the full Board, which is premised on the concept that the Company’s Board members should have individual backgrounds that, when combined, provide a diverse portfolio of experience and knowledge that well serve the Company’s governance and strategic needs. Although the Board does not have a specific diversity policy, candidates for Board service are considered on the basis of a range of criteria including the current composition of the Board and the need to maintain a diversity of talents, backgrounds, and perspectives. Further, candidates are evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity and sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship. See “Shareholder Proposals” on page 53 of this proxy statement for additional information regarding director candidate submission procedures. Additional information concerning director candidates is contained in the Governance Guidelines, which may be accessed under the Investor Relations link on the Company’s website at www.rtiintl.com.

Board Leadership Structure

Mr. Hernandez serves as the independent Chairman of our Board and has served in such position since the Company became publicly traded. Ms. Hickton currently serves as Vice Chair, President, and CEO. Our Board believes this is currently the most appropriate structure for the Company as it allows each person to focus on their respective roles; our CEO can focus on the strategic direction of the Company and its day-to-day leadership and performance, while the Chairman can focus on providing guidance to our CEO and setting the agenda and presiding over meetings of the full Board.

Our Board does not have a written policy on whether or not the roles of CEO and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee, as the Board believes that it should be free to evaluate the current needs and interests of the Company and our shareholders at any given point in time and to make changes appropriate for those facts and circumstances.

Board’s Role in the Oversight of Risk Management

Our Audit Committee has been designated to lead our Board’s risk management responsibilities. Accordingly, in addition to its other duties, our Audit Committee schedules time for periodic review of risk assessment as it relates to activities being contemplated or undertaken by management throughout the year. In this role, our Audit Committee receives reports from management, internal audit, and other advisors, and regularly engages in serious and thoughtful discussion regarding the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures that are designed to respond to and mitigate perceived and potential risks. Although our Audit Committee leads these efforts, risk management is also periodically reported on and discussed at the full Board level, and feedback is sought from each director as to the most significant risks faced by the Company. This is principally accomplished through submission of Audit Committee reports to our Board and discussion with management.

In addition to the formal risk compliance program, our Board and Audit Committee encourage management to promote a corporate culture that is sensitive to and understands risk management, and incorporates risk management into the Company’s overall corporate strategy as well as its day-to-day business operations. Additionally, the Company’s risk management structure includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them as part of its long-term planning process.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Booker, Gedeon, and Moss and Ms. Holiday. None of the current members of the Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on the Company’s Compensation Committee.

COMMITTEE REPORTS

The following reports of the Audit and Compensation Committees do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates either report by reference therein.

Audit Committee Report

The Audit Committee met with management, PwC, and representatives of the Internal Audit group (which is partially outsourced to Ernst & Young LLP) frequently throughout the year to review and consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with management and PwC the process used for certifications by the Company’s CEO and principal financial officer that are required for certain of the Company’s filings with the SEC. The Audit Committee has reviewed and discussed the Company’s 2012 Audited Financial Statements with management and with PwC. In addition, the Audit Committee also discussed with PwC the matters required to be communicated by the Public Company Accounting Oversight Board’s (“PCAOB”) AU Section 380.

In addition, the Audit Committee received from PwC the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with PwC its independence. The Audit Committee has considered whether the provision by PwC of the professional services described above was compatible with the maintenance by PwC of its independent status and has determined that it was.

Based on these reviews and discussions, the Audit Committee recommended to the Company’s Board, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

James A. Williams (Chairman)

Ronald L. Gallatin

Robert M. Hernandez

Rokus L. van Iperen

Compensation Committee Report

The Compensation Committee discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the SEC.

Members of the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on their reviews and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Daniel I. Booker (Chairman)

Charles C. Gedeon

Edith E. Holiday

Bryan T. Moss

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s directors are elected for one-year terms. As set forth in our Governance Guidelines, non-employee directors may not stand for election after reaching age 72. Consequently, Charles C. Gedeon is not currently standing for re-election. However, our Board does have the ability to extend the retirement age for a particular director if deemed appropriate. In 2012, the Board extended the retirement age to 75 for Mr. Moss in light of his relatively short tenure on the Board, significant business experience in the aerospace market and considerable contributions to the Company to date. Employee directors leave the Board when they retire from or otherwise leave the Company or are otherwise not re-elected.

Our Board has nominated ten directors for election—eight of whom are current directors, plus two new nominees, Mr. Jerry Howard, retired Senior Vice President of Corporate Affairs of Marathon Oil Corporation and Mr. Mario Longhi, Executive Vice President and Chief Operating Officer of United States Steel Corporation, who were each recommended by a non-management director. Of the ten individuals who are nominees for election, one is a current Company officer and the remaining nine are high-level current or former executives with significant professional experience. If any nominee is unable to stand for election, your proxy may be voted for another nominee designated by the Board.

The professional and personal backgrounds, experiences, qualifications, attributes, and skills of each nominee, as set forth below, reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that all nominees possess additional qualifications, attributes, and skills that led the Board to believe the nominee should serve as a director, including broad-based business and industry knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment, and commitment to corporate citizenship.

NOMINEES FOR DIRECTOR

DANIEL I. BOOKER	Age: 65
Partner	Director since 1995
Reed Smith LLP (law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith. He is Chairman of the Pittsburgh Parks Conservancy; a member of the Judicial Council of Pennsylvania; and an officer or director of other business, community, and professional organizations. Mr. Booker served as a director of Océ USA Holding, Inc. from 2001-2012. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania, and U.S. Supreme Court bars. In addition to Mr. Booker’s legal experience, he brings to the Board demonstrated leadership skills, both professionally as the former Managing Partner of a large law firm and through his service as chairman and director of various business, community, and professional organizations.

RONALD L. GALLATIN	Age: 67
Retired Managing Director	Director since 1996
Lehman Brothers Inc. (investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock,

and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has bachelor’s, juris doctor, and master of laws (taxation) degrees and is a Certified Public Accountant. Mr. Gallatin provides financing and investment banking experience, as well as strategic advice, as a result of his career on Wall Street and educational background. Mr. Gallatin also brings a sense of social responsibility and fiduciary leadership as demonstrated through his involvement with various charitable organizations.

ROBERT M. HERNANDEZ	Age: 68
Chairman of the Board of the Company	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President, Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President, Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President, U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his masters of business administration from the Wharton Graduate School of the University of Pennsylvania. He is Chairman of the Board of Trustees of the BlackRock Equity Bond Mutual Fund Complex; lead director of American Casualty Excess (ACE) Limited; and a director of Eastman Chemical Company. Mr. Hernandez served as a director of TE Connectivity from June 2007 until March 2012. As a former executive officer of USX and one of RTI’s original directors upon becoming publicly traded, he brings to the Board a wealth of executive management and financial experience in the metals industry. Through his service as a director on various publicly-traded companies, Mr. Hernandez has considerable leadership, finance, and corporate governance experience.

DAWNE S. HICKTON	Age: 55
Vice Chair, President, and Chief Executive Officer	Director since 2007

Ms. Hickton has served as the Vice Chair, President, and Chief Executive Officer of the Company since October 2009 and as Vice Chair and CEO of the Company since 2007. From June 2005 to April 2007, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel, and legal functions of the Company. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. Also, prior to her tenure with RTI, Ms. Hickton was an Assistant Clinical Professor of Law at the University of Pittsburgh School of Law and managed the innovative Corporation Counsel Clinic in conjunction with the Carnegie Mellon Graduate School of Industrial Administration. Prior to her academic career, Ms. Hickton was employed as an in-house counsel with another public company, USX Corporation. She holds a bachelor’s degree from the University of Rochester and a juris doctor degree from the University of Pittsburgh. She served as a director of F.N.B. Corporation from 2006 until January 2013, and serves as a member of the Board of Trustees of the University of Pittsburgh, a member of the Board of Governors of the Aerospace Industries Association, and a director of the International Titanium Association. As a result of her executive experience, Ms. Hickton was appointed to the board of the Federal Reserve Bank of Cleveland, Pittsburgh branch in January 2012. As the most senior executive of the Company, Ms. Hickton provides the Board with insight into the Company’s business operations, opportunities, and challenges. In addition, Ms. Hickton’s history with the Company, metals industry experience, and leadership skills, as well as service on other boards of directors support her contributions to the Board.

EDITH E. HOLIDAY	Age: 61
Attorney	Director since 1999

Ms. Holiday was elected a director on July 29, 1999. She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that, she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company; and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She has bachelor’s and juris doctor degrees from the University of Florida. Ms. Holiday’s service on the boards of multiple publicly-held companies allows her to bring leadership skills and experience in a variety of matters including corporate governance, compensation, and finance to the Company’s Board. This skill set, as well as her legal background and the experience gained while serving in various positions with the federal government, make Ms. Holiday a unique contributor to the Board’s deliberations.

JERRY HOWARD	Age: 64
Retired Senior Vice President	Nominee
Marathon Oil Corporation
(international energy company)

Mr. Howard retired from Marathon Oil Corporation (“Marathon”) as Senior Vice President of Corporate Affairs, effective June 1, 2010, after thirty-five years of service. Mr. Howard had served in this role since 2002, managing Marathon’s information technology, global procurement, governmental affairs, corporate social responsibility, business and process transformation, and administrative services departments. Also at that time, he served as an adjunct to the public policy committee and the governance committee of the Marathon board of directors. As a senior executive at Marathon, he was a member of Marathon’s executive committee, salary and benefits committee, and served as treasurer of the Marathon Oil Company Foundation. From 1998-2002, Mr. Howard served as Vice President of Taxes of USX Corporation, the former parent company of Marathon. From 1997-1998, he was Vice President of Human Resources and Environment at Marathon. Mr. Howard has served as a director of many industry and community groups, including the National Association of Manufacturers, the Executive Committee of the Houston Forum, the Governmental Relations Advisory Committee of the Greater Houston Partnership, the American Petroleum Institute (“API”), the American Red Cross and Junior Achievement. He is also a former chairman of the Tax Coordinating Committee of the Business Roundtable, the General Committee on Taxation at the API and former president of the Center for Strategic Tax Reform. Mr. Howard earned a bachelor’s degree in accounting from Morris Brown College, a master’s degree in accounting and transportation from Northwestern University, and is a certified public accountant. The Board believes Mr. Howard’s experience as a leader of strategic and legislative initiatives, his financial and taxation background, and his knowledge of the energy market will enhance the Board’s capabilities.

ROKUS L. VAN IPEREN	Age: 59
President and CEO	Director since October 2011
Canon Europe Ltd.
(digital document management and delivery technology services)

Mr. van Iperen became President and Chief Executive Officer of Canon Europe, Ltd. in April, 2012. Previously, he was Chairman and Chief Executive Officer of Océ N.V. in the Netherlands in 1999, and a member of Océ’s Board of Executives since 1995. His 33-year career at Océ included senior and executive management positions in engineering, research, product development, and operations. He obtained his Masters of Science in Mechanical Engineering from the Eindhoven University of Technology in Eindhoven, Netherlands. Mr. van Iperen’s experience as a chief executive officer and his comprehensive global business perspective reinforces the Board’s ability to effectively guide the growth of the Company.

MARIO LONGHI	Age: 59
Executive Vice President and Chief Operating Officer United States Steel Corporation (steel company)	Nominee

Mr. Longhi joined United States Steel Corporation (“U. S. Steel”) in July 2012 to serve as Executive Vice President and Chief Operating Officer. In this role, Mr. Longhi is responsible for U. S. Steel’s North American Flat-Rolled, Tubular, and Central European operations, as well as global operations services. Prior to joining U. S. Steel, Mr. Longhi spent six years at Gerdau Ameristeel Corporation, serving first as President from 2005 through 2006 and then additionally in the role of Chief Executive Officer from 2006 until 2011. Before his arrival at Gerdau Ameristeel, Mr. Longhi spent 23 years at Alcoa Inc., which he joined in 1982 as a construction superintendent for the company’s Alumar Refinery in his native Brazil. During his time with the company, he advanced through increasingly responsible positions in Brazil, the United States and Switzerland, including tenures as President – Alcoa Wheels International, President – Alcoa Forgings Division, President and Chief Executive Officer—Howmet Castings, and Alcoa, Vice President and Group President – Global Extrusions. A native of Tatui, state of São Paulo, Brazil, Mr. Longhi earned a bachelor’s degree in metallurgical engineering from the Institute Mauá de Tecnologica in São Paulo. He became an American citizen in 2007. During his career, Mr. Longhi has been active in several prominent industry trade associations and has served as Chairman, Director, and Executive Committee Member of the Steel Manufacturers Association and director of the American Iron and Steel Institute. The Board believes Mr. Longhi’s distinguished career in the metals industry in the United States, South America, and Europe, and current position as Executive Vice President and Chief Operating Officer of U. S. Steel, enable him to bring unique insight to the Board. It is believed that Mr. Longhi will be a contributor with respect to the Company’s operations, management, leadership, and strategy as the Company continues to grow both its domestic and international business.

BRYAN T. MOSS	Age: 73
Retired Businessman	Director since June 2008

Mr. Moss served as President Emeritus of Gulfstream Aerospace (a subsidiary of General Dynamics Corporation) from April 2007 until his retirement in March 2008, and prior to that served for four years as President of Gulfstream Aerospace and Executive Vice President, Aerospace Group, General Dynamics Corporation. Mr. Moss has served on the U.S.-Japan Business Council, the U.S.-China Business Council, and the U.S.-Hong Kong Business Council. He is also a past member of the Georgia Tech Advisory Board and the Savannah College of Art and Design Board of Visitors. He has been the Chairman of Business Aircraft Investments at Guggenheim Partners since June 2011. Mr. Moss’s experience and extensive international business contacts in the aerospace industry, as well as the management, commercial leadership, and consulting skills he developed throughout his career, augment the Board’s knowledge of the industry and skill set.

JAMES A. WILLIAMS	Age: 68
Retired Partner	Director since 2005
Ernst & Young (accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years’ experience working with large multi-national clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a Certified Public Accountant and has a bachelor’s degree from Miami University. Mr. Williams adds significant financial reporting and management skills as a result of his long career with a large public accounting firm, and further enhances the Board’s knowledge base with respect to accounting, financial, and other matters.

Vote Required

Under Ohio law and the Company’s Code of Regulations, the ten director candidates receiving the greatest number of votes for election will be elected to our Board of Directors. Shareholders may cast their votes for or withhold with respect to each nominee. Common shares as to which the authority to vote is withheld will not be counted toward the election of the individual nominees specified on the form of proxy. Abstentions will have no effect on the outcome of the vote. Consistent with our Governance Guidelines, any nominee who fails to receive more votes cast for than withheld for his or her election to the Board must irrevocably tender his or her resignation.

If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to Proposal No. 1. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on Proposal No. 1 and will not be counted in determining the number of shares necessary for approval.

If your card is signed but a choice is not marked, the shares will be voted in favor of each of the listed nominees.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as the independent registered public accounting firm for the Company and its predecessors for a number of years. For 2012, PwC rendered professional services in connection with the audit of the financial statements of the Company and its subsidiaries, including review of quarterly reports and filings with the SEC, and provided tax services. They are knowledgeable about the Company’s operations and accounting practices and are well-qualified to act as its independent registered public accounting firm, and our Audit Committee has selected PwC as such for 2013.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the audit of the Company’s annual financial statements and review of financial statements in the Company’s Quarterly Reports on Form 10-Q in 2012 and 2011 were $2,130,950 and $1,781,830, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by PwC that were related to the services described above were $12,000 and $4,000 in 2012 and 2011, respectively. These services include certain agreed upon procedures related to compliance requirements.

Tax Fees

The aggregate fees billed for services rendered by PwC for tax services in 2012 and 2011 were $126,250 and $109,672, respectively. The services comprising these fees primarily included tax consulting projects.

All Other Fees

Other than fees disclosed above, there was a payment of $4,830 related to licensing fees in each of 2012 and 2011.

Our Audit Committee pre-approves the audit plan on an annual basis along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the audit plan and fees incurred to date are reviewed and any fees above the estimate are reviewed and approved or disapproved at the meeting. In addition, the Chairman of our Audit Committee has been delegated authority by the full Audit Committee to pre-approve additional audit and non-audit fees between meetings, subject to review by the full Audit Committee at the next regularly scheduled meeting. For 2012 and 2011, 100% of PwC’s fees were pre-approved.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of PwC as our independent registered public accounting firm for 2013 requires the favorable vote of a majority of the votes cast. Shareholders may cast their votes for, against or abstain from voting with respect to Proposal No. 2. An abstention does not represent a vote cast, and as such has no effect on the advisory vote. Broker non-votes will be counted for purposes of Proposal No. 2.

If your card is signed but a choice is not marked, the shares will be voted in favor of Proposal No. 2.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL NO. 3

APPROVAL BY NON-BINDING VOTE OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

We annually provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”) beginning on page 24 of this proxy statement, the Pay Philosophy and Guiding Principles Governing Officer Compensation (the “Pay Philosophy”) adopted by the Company is intended to achieve multiple goals. It aims to promote achievement of our business objectives, to reinforce our strategies, to align our executives’ interests with those of our shareholders, and to recruit and retain outstanding executives through internally equitable and externally competitive compensation. Our Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

For 2012, we continued to emphasize in our annual incentive program performance-based objectives that support the business goals of the Company. Specifically, our Compensation Committee set pre-established target financial goals under the program that aligned with, and in one case were higher than, those set forth in the Company’s 2012 business plan. Our Compensation Committee also continued the practice of using long-term equity incentive awards (performance share awards, stock options, and restricted stock) as a significant portion of total compensation, so as to promote the long-term interests of our shareholders by retaining and motivating management.

From a financial perspective, 2012 saw the Company achieve record revenues, including nearly doubling its operating income. In addition to stronger financial results, management’s performance on team and personal objectives largely exceeded expectations and contributed to a stronger RTI that is better positioned for growth and further creation of shareholder value.

Our Board believes these compensation decisions reward performance and ensure that the long-term interests of our shareholders are served, and therefore asks for the support of our shareholders in approving the compensation of our named executive officers. Accordingly, we ask our shareholders to vote on the following resolution at the 2013 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables, and narrative disclosure set forth in this proxy statement.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

Effect of Vote on Proposal

A shareholder’s vote on the above resolution is not binding on the Company. Our Board will not be required to act in response to the results of the vote, as the ultimate decision regarding our named executive officers’ compensation remains with our Compensation Committee. Our Board believes that our Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, appropriate, and competitive compensation recommendations and decisions that are in the best interest of the Company and our shareholders. However, our Board values the opinions of our shareholders as expressed through their votes and other communications. Although the resolution is non-binding, our Board and Compensation Committee will, as it did in 2012, carefully consider the outcome of the advisory vote on the compensation of our named executive officers when making future compensation decisions.

Shareholders may cast their votes for, against, or abstain from voting with respect to Proposal No. 3. An abstention does not represent an advisory vote cast, and as such has no effect on the advisory vote. If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to this Proposal No. 3. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on this matter. If your card is signed but a choice is not marked, the shares will be voted in favor of the compensation of our named executive officers.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to us that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of February 28, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	4,545,000	(1)	15.0%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	3,233,684	(2)	10.6%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	2,509,969	(3)	8.3%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	2,354,744	(4)	7.8%

The Carlyle Group L.P. 1001 Pennsylvania Avenue NW, Suite 220 South Washington, DC 20004	2,031,615	(5)	6.7%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,701,088	(6)	5.6%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	1,587,047	(7)	5.2%

(1)	This information is based solely on the Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC and Edward C. Johnson 3d. The shares reported are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees. One investment company, Fidelity Small Cap Discovery Fund, reported ownership of 2,665,000 shares. Another investment company, Fidelity Small Cap Value Fund, reported ownership of 1,880,000 shares.

(2)	This information is based solely on the Schedule 13G/A filed with the SEC on March 4, 2013 by Eagle Asset Management, Inc. (“Eagle”). Such filing indicates that Eagle has sole voting and dispositive power over all shares reported.

(3)	This information is based solely on the Schedule 13G filed with the SEC on February 11, 2013 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reports sole dispositive power over all such shares and sole voting power with respect to 2,482,144 of such shares.

(4)	This information is based solely on the Schedule 13G filed with the SEC on February 8, 2013, by BlackRock, Inc., a parent holding company or control person of the following subsidiaries: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock International Limited; BlackRock Asset Management Australia Limited; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; and BlackRock Investment Management (UK) Limited. Such filing indicates that BlackRock, Inc. has sole voting and dispositive power over all shares reported.

(5)	This information is based solely on the Schedule 13G filed with the SEC on February 14, 2013 by The Carlyle Group L.P. Each of The Carlyle Group L.P., Carlyle Group Management L.L.C., Carlyle Holdings I GP Inc., Carlyle Holdings I GP Sub L.L.C., Carlyle Holdings I L.P., TC Group, L.L.C., TC Group Sub L.P., TC Group CSP II, L.L.C., and CSP II General Partner, L.P. report shared voting and dispositive power over all shares reported. Carlyle Strategic Partners II, L.P. reports shared voting and dispositive power over 1,963,371 of the shares reported. CSP II Coinvestment, L.P., reports shared voting and dispositive power over 68,244 of the shares reported.

(6)	This information is based solely on the Schedule 13G filed with the SEC on February 11, 2013 by the Vanguard Group, Inc. (“Vanguard”). Vanguard’s wholly-owned subsidiary, Vanguard Fiduciary Trust Company, is an investment manager for collective trust accounts and is the beneficial owner of 47,161 of the shares reported above. Vanguard’s wholly-owned subsidiary, Vanguard Investments Australia, Ltd., is an investment manager of Australian investment offerings and is the beneficial owner of 1,155 of the shares reported above. Vanguard reports sole dispositive power over 1,653,927 of such shares and shared dispositive power over 47,161 of such shares.

(7)	This information is based solely on the Schedule 13G filed with the SEC on February 14, 2013 by Lord, Abbett & Co. LLC (“Lord Abbett”). Such filing indicates that Lord Abbett has sole dispositive power over all shares reported and sole voting power over 1,432,147 of such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the “beneficial ownership” of our Common Stock of each director and director nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares as to which the named person has or shares voting and/or investment power, as well as shares that may be acquired within 60 days (such as by exercising vested stock options). Information is provided as of February 28, 2013.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Daniel I. Booker	33,102	*
Ronald L. Gallatin	35,000	*
Charles C. Gedeon	25,899	*
Stephen R. Giangiordano	94,464	*
Robert M. Hernandez	73,794	*
Dawne S. Hickton	212,243	*
Edith E. Holiday	23,679	*
William T. Hull	64,758	*
Rokus van Iperen	8,910	*
James L. McCarley	36,875	*
Bryan T. Moss	14,356	*
William F. Strome	61,412	*
James A. Williams	17,541	*
All directors and executive officers as a group (15 persons)	770,215	2.5%

*	Indicates beneficial ownership of less than 1%.

(1)	Includes the following number of shares of Common Stock subject to stock options exercisable within 60 days of February 28, 2013 for the following persons: Stephen R. Giangiordano: 46,015; Dawne S. Hickton: 85,423; William T. Hull: 36,573; James L. McCarley: 12,632; William F. Strome: 29,930; and Chad Whalen: 23,875.

(2)	There were 30,468,557 shares outstanding as of February 28, 2013. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

A. Executive Summary of 2012 Compensation

Our executive team delivered improved results in 2012, and has positioned the Company for continuing growth. Operating income in 2012 nearly doubled on record sales by the Company. Our named executive officers exceeded the financial performance goals established for them in our annual incentive program, and met or exceeded all but one of their team and personal objectives. Our named executive officers achieved an 82.5% payout of performance shares in 2012 due to the Company’s total shareholder return performance from 2009 through 2011. By contrast, although our share price increased during the 2010-2012 performance period, total shareholder return during this period was below that of our selected peer group, and consequently, performance shares were not paid out in early 2013. During the last three years, our CEO’s total compensation has remained relatively flat despite annual financial performance that has exceeded Company targets, primarily due to adjustments made by our Compensation Committee to decrease her long-term incentive target awards in light of market data.

In 2012 the Company conducted additional outreach to our 26 largest shareholders representing 69.6% of our outstanding shares. The feedback we received was generally positive and indicated that the design of the performance-based compensation programs was appropriate. None of the shareholders indicated that they considered the total compensation to be excessive. This sentiment was borne out by the high approval percentage achieved (96% of the votes cast) on our 2012 say-on-pay vote. We plan to conduct a similar outreach program in connection with our 2013 Annual Meeting. Our Compensation Committee discussed these results at its meetings in April and July, 2012, and took them into consideration when choosing to retain the current design of the major elements of compensation for our named executive officers.

In light of these circumstances, as more fully explained in detail below, the Compensation Committee took the following approach to the three principal components of executive compensation:

•	Salary. Base salary for 2012 increased an average of 3%, guided by peer group and market survey data.

•

Annual Cash Incentive Compensation.    Payment of cash incentive compensation for 2012 performance was based primarily on achievement of pre-established, objective financial goals (operating income, return on invested capital, and working capital as a percentage of sales), and secondarily against defined team objectives and specific individual objectives.

•	Long-Term Incentives. The long-term incentive plan remained unchanged during 2012 and awards were generally made at target levels, despite financial performance at above target levels in 2011.

B. Overview and Pay Philosophy

For the 2012 executive compensation detailed in the tables that follow this discussion and analysis, our Board empowered our Compensation Committee to discharge the Board’s duties concerning executive compensation and to advise the Board on the Company’s compensation philosophy, programs, and objectives.

The Company employs a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (our “Pay Philosophy”). This Pay Philosophy governs our officer compensation programs, and provides that the goals of our compensation programs are to:

•	Promote achievement of our business objectives and reinforce our strategies;

•	Align the interests of our named executive officers with those of our shareholders;

•

Provide externally competitive and internally equitable compensation that rewards identifiable and measurable accomplishments and that delivers significant rewards for exceptional performance without creating incentive for the assumption of unnecessary or excessive risk; and

•	Promote retention of officers and non-officer executives who perform well.

Our compensation programs, as outlined in our Pay Philosophy, are managed so as to help communicate the Company’s desired results and to promote decisions and actions by our named executive officers that produce those results. Specifically, our Pay Philosophy states that our compensation programs should be characterized by the following attributes:

•

Variability (i.e., performance-based) — a large portion of total compensation will be based on Company performance, recognizing the highly cyclical nature of our business and the need to maintain conservative compensation levels during business downturns. Salaries are to be generally maintained at competitive levels, with opportunities for significant upward shifts in total compensation to be provided by performance-based cash incentive compensation and long-term equity incentive awards;

•	Clarity — all relevant performance objectives for annual cash incentive compensation and long-term incentive programs will be clearly established and articulated;

•	Communicability — officers will be made aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve that potential;

•

Strategic Emphasis — compensation programs will include recognition of the roles that various elements of compensation play in attracting, retaining, and motivating employees, the performance aspects that each element is best suited to reward, and the needs of the Company and its officers that may warrant emphasis on specific elements of pay; and

•

Risk Management — compensation programs will provide appropriate rewards for prudent risk taking, and will not create incentive for the assumption of unnecessary and/or excessive risks that would threaten the reputation or sustainability of the Company.

Our Board has implemented certain pay practices that we believe further align our compensation programs and practices with our Pay Philosophy and the interests of our shareholders, including the following:

•

No Pledging or Hedging of Company Securities:    Our Policy on Insider Trading, which is posted on our website, www.rtiintl.com, prohibits our directors and officers from holding RTI securities in a margin account or otherwise pledging RTI securities as collateral for a loan. In addition, our directors, officers, and employees are prohibited from engaging in transactions in put options, call options or other derivative securities on an exchange or in any other organized market.

•

Executive Compensation Clawback Policy:    Our Executive Compensation Clawback Policy, which is posted on our website, www.rtiintl.com, provides that if our Board determines that fraud, negligence or intentional misconduct by an officer of the Company was a significant contributing factor to our having to restate all or a portion of our financial statements, our Board has the right to cause the immediate forfeiture of any unvested equity compensation awarded to such officer to the extent permitted in the respective award agreement(s) and, during the two-year period following a cash incentive payment, to require reimbursement of any payout to the extent the payout would have been reduced due to such restatement.

•

Stock Ownership Guidelines:    We have established stock ownership guidelines that apply to all of our executive officers, under which each participating officer has been asked to achieve certain stock ownership levels based on a percentage of base salary (calculated by award price or cost basis of the shares, as applicable). The current guidelines call for the following stock ownership goals:

CEO	5 times base salary
Executive and Senior Vice Presidents	3 times base salary

Under the guidelines, participants have five years from the implementation of the policy, or the application of a new ownership multiple (e.g. through hire or promotion), to accumulate sufficient equity through various means (including open market purchases, employee stock purchase plan purchases, stock option exercises, restricted stock ownership, and shares owned through 401(k) or Company savings plans), after which time Board discretion will be used to address situations where the applicable guidelines have not been achieved.

C. Elements of Named Executive Officer Compensation

Our Pay Philosophy is applied consistently among our named executive officers; however, the aggregate amount of compensation, and the allocation of compensation among salary, cash incentive compensation, and long-term incentive awards payable to our named executive officers does differ to some degree based on experience, strategic importance, level of responsibility and other position-specific factors. Our comprehensive compensation program consists of the following elements for our named executive officers:

•

Base Salary:    Base salary is paid to attract and retain qualified executives, to recognize consistent performance excellence over a number of years and to provide a base level of income regardless of fluctuations in Company performance. Base salaries are set within a pre-determined range, the midpoint of which is near the median of similar positions at appropriate comparator companies, and with a maximum near the 75th percentile of the comparator group. Individual base salaries and adjustments reflect a variety of individual factors, including the responsibilities and scope of the position, relevant experience, time in position, and individual performance as measured by the executive’s annual performance review.

•

Annual Cash Incentive Compensation Program:    The major role of annual cash incentive compensation is to motivate our named executive officers by recognizing attainment of Company performance against pre-determined financial goals and secondarily upon satisfaction of personal and team objectives. Our Pay Philosophy calls for annual cash incentive compensation for target performance as a percentage of base salary to be established near the median level for similar positions at appropriate comparator companies. After applying the objective formula set forth in the program, the Compensation Committee applies a cap of 150% of target to payouts unless an individual’s performance was extraordinary and resulted in creation of significant shareholder value. Our Compensation Committee may exercise discretion and withhold cash incentive compensation payments where either individual performance criteria or overall Company performance has not been met, or conversely may pay cash incentive compensation to recognize exceptional individual performance when corporate performance may have been less than optimal, in order to retain valued executives.

•

Long-term Incentives:    Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by RTI’s common stock price, as well as improvement in earnings per share. They also align the compensation of our named executive officers with those of our shareholders. Long-term incentive grants are currently made pursuant to the Company’s 2004 Stock Plan, and may be made in a combination of stock (restricted shares, performance shares, phantom stock, or non-restricted shares) and stock options. Target awards, as a percentage of salary, are determined with reference to comparator peer group data provided by Pay Governance. We believe this approach keeps compensation in-line with our peers and, more importantly, puts 60% or more of long-term incentive awards at-risk if future performance is not achieved.

The total value of our long-term incentives is typically split as follows:

	Performance Share Awards	Restricted Shares (time-based vesting)	Stock Options
CEO	40%	40%	20%
Executive and Senior Vice Presidents	40%	35%	25%

Our stock options are designed to align the interests of our named executive officers with those of our shareholders, and have value only if our stock price increases over time. Options are granted at fair market value on the date of grant and vest ratably over a three-year period from the date of grant. We utilize time-based restricted share awards that vest ratably over five years from the date of grant as a retention tool for our named executive officers, and to provide externally competitive compensation. Grants of restricted stock also build the ownership of our named executive officers and address the cyclical nature of our business by providing stability to the program when markets are down.

Performance share awards provide for potential issuance of our common stock at the end of a three-year performance period if pre-established goals relating to total shareholder return (TSR) over the three-year period are achieved. TSR for these awards is defined as the share price appreciation of our common stock (plus any dividends accrued during the performance period), as compared to the collective TSR of a peer group of companies established by our Compensation Committee (the “Performance Award Peer Group”). The comparator companies comprising our Performance Award Peer Group are Board approved and communicated to the award recipients at the time of grant of the performance share award. Additional information, including the companies comprising the Performance Award Peer Group and threshold, target, and maximum performance goals, is set forth on pages 39-40 of this proxy statement.

•

Health and Welfare Benefits:    We provide certain health and welfare benefits to our named executive officers that are not tied to any individual or corporate performance objectives, and are intended to be part of an overall competitive compensation program. Our named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

•

Perquisites:    We restrict the issuance of perquisites to those that serve legitimate business functions. To that end, tax preparation and financial counseling advice, certain business-related club memberships utilized by the Company as a whole, and annual executive medical exams are permitted, while personal club memberships, automobile allowances, and other perquisites are disallowed. Perquisites are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table on page 36 of this proxy statement.

•	Post-Employment Compensatory Arrangements:

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Pension Plan.    We have a qualified defined benefit pension plan that covers each of our named executive officers except for Messrs. McCarley and Strome, who joined the Company after the pension plan was closed to new participants. The benefits are based on a formula that includes a percentage of the participant’s average monthly base salary multiplied by continuous years of service. See “Retirement Benefits” on page 43 of this proxy statement for a description of our defined benefit pension plan.

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Excess Benefit Plan.    We maintain an excess benefit plan that covers each of our current named executive officers except for Messrs. McCarley and Strome. The excess benefit plan is an unfunded, non-qualified defined benefit plan that provides additional retirement income in an amount equal to the difference between benefits that would have been received under the pension plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the pension plan. See

“Retirement Benefits” on page 44 of this proxy statement for a description of our excess benefit plan.

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Supplemental Pension Program.    Our named executive officers also participate in the supplemental pension program, an unfunded, non-qualified defined benefit plan. This plan entitles our executives to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire after age 60, or prior to age 60 with 30 years of service with the Company’s consent. See “Retirement Benefits” on page 44 of this proxy statement for a description of our supplemental pension program.

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401(k) Plan.    Messrs. McCarley and Strome, who are not eligible to participate in the defined benefit pension plan, may participate in the Company’s 401(k) defined contribution employee savings and investment plan, in which the Company contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits. Other named executive officers who participate in the pension plan may participate in the 401(k) plan up to applicable Internal Revenue Code limits, but will not receive Company matching contributions.

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Change in Control Severance Policy.    Each named executive officer is eligible to participate in our Executive Change in Control Severance Policy, which entitles them to a benefit equal to 2.0 times their annual base salary and bonus (2.5 for our Chief Executive Officer), in each case if the executive’s employment with the Company is terminated either by the Company other than for cause, death, or disability, or by the executive for good reason, within 24 months after a change in control of the Company (as defined therein). Also, upon such event the executive will be entitled to accelerated vesting of previously unvested stock-based long-term incentive awards, and the continuation of life, disability, and health insurance benefits for a specified period. During 2010, the Company discontinued, on a prospective basis, providing an excise tax “gross-up” payment pursuant to the policy. As such, Mr. McCarley, who joined the Company in 2010, is not entitled to receive a “gross-up” payment under the change in control severance policy.

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Non-Change in Control Severance Policy.    Each named executive officer is also eligible to participate in our Executive Non-Change in Control Severance Policy, which entitles the named executive officers to certain severance benefits in the event that the Company terminates the executive’s employment other than for cause, death, or disability outside of the context of a change of control, if the Company breaches the executive’s employment agreement in certain circumstances or if the Company reduces the executive’s base salary without the executive’s consent. See page 51 of this proxy statement for additional detail regarding these policies.

D. Overview of the Decision Making Process

Role of Compensation Consultant.    Our Compensation Committee reviews the compensation practices among peer companies to ensure the appropriateness of our compensation program design and compensation levels. Pay Governance LLC (“Pay Governance”), an independent consulting firm focused on delivering advisory services to compensation committees, was engaged in 2012 to report directly to our Compensation Committee as its independent compensation consultant to advise on compensation matters. Pay Governance was engaged to advise on compensation trends and best practices, plan design and the reasonableness of individual compensation awards, as well as proxy statement preparation and disclosure. Our Compensation Committee has historically considered the independence of Pay Governance as a compensation consultant, and has determined that no conflict of interest existed that would affect Pay Governance’s independence.

Pay Governance employed a benchmarking process as an assessment tool that compares elements of our compensation programs with those of other companies with similar characteristics. The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to peer companies with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and Company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for the Committee’s approval.

When advising our Compensation Committee on base salary and incentive compensation, Pay Governance used market compensation data from reputable compensation surveys such as Towers Watson representing general industry companies, and a more specific analysis of proxy disclosures from publicly-owned peer companies. The peer group was developed based on a set of characteristics that, at the end of 2011, included:

•	Annual revenues ranging from approximately $225 million to $2.9 billion;

•	Relevant Global Industry Classification System (GICS) codes representing industrial manufacturing companies; and

•	Asset-intensive companies similar to RTI.

The following companies comprise the 2012 compensation peer group (the “2012 Peer Group”):

AMCOL International Corp.	Eagle Materials Inc.	LMI Aerospace Inc.	Texas Industries Inc.
Ceradyne, Inc. (since acquired by 3M Company)	Esterline Technologies Corp.	Materion Corporation (formerly Brush Engineered Materials, Inc.)	Titanium Metals Corp. (since acquired by Precision Castparts Corp.)
Castle (AM) & Co.	Haynes International Inc.	Myers Industries Inc.	Universal Stainless & Alloy Products, Inc.
Dril-Quip Inc.	Horsehead Holding Corp.	NN Inc.
Ducommun Inc.	Kaydon Corp.	Olympic Steel Inc.

Our 2012 Peer Group excluded two previously-included companies due to their large size (Carpenter Technology Corp. and Triumph Group, Inc.) and included three more comparably sized peers (Ceradyne, Inc., Horsehead Holding Corp., and Universal Stainless & Alloy Products, Inc.) when compared to the size of the Company in January 2012. Pay practices of the 2012 Peer Group were analyzed with respect to base salary, target annual cash incentive opportunities, and long-term incentives. The 2012 peer group data was supplemented by broader general industry data from the compensation surveys to facilitate the evaluation of compensation levels and design. When survey data was used, the base salary data was sized accordingly based on the revenue responsibilities of the named executive officer using regression equations provided by the survey.

Using this peer group benchmarking approach, Pay Governance presented ranges of base salary, target annual cash incentive payments as a percentage of salaries, and target long-term incentives as a percentage of salaries for each of our named executive officers to our Compensation Committee.

Process for Establishing Base Salary and Long-Term Incentive Awards. At its January 2012 meeting, our Compensation Committee reviewed and considered recommendations of our CEO and information presented by Pay Governance with respect to the other executive officers relating to base salary and then, with the assistance of the Chairman of the Board, reviewed the performance of our CEO. Our Compensation Committee also reviewed tally sheets summarizing each named executive officer’s current compensation, aggregate stock holdings and benefits. The overall purpose of the tally sheets is to bring together, in one place, all elements of compensation, including compensation obligations upon various termination scenarios, so our Compensation Committee can analyze both the individual elements of compensation (including the compensation mix) as well as total compensation. After discussing potential payments in executive session with our Board, with and without the CEO present, our Compensation Committee made a final determination as to base salaries for 2012 and awards of 2012 long-term, equity-based compensation, in each case consistent with our Pay Philosophy.

Process for Establishing 2012 Annual Incentive Compensation Program. In January 2012, our Compensation Committee reviewed the annual incentive compensation program designed by Pay Governance, which was similar to the 2011 program utilized by our Compensation Committee with respect to the 2011 program, and decided to continue to refer to this program, with slight modifications, as the basis for awarding 2012 annual incentive compensation. The 2012 annual incentive program (the “2012 Program”) was designed as a performance-based program, with achievement benchmarked against Company-wide financial goals, team objectives, and personal objectives. Our Compensation Committee retained discretion to adjust the final awards in light of various factors including unplanned or unintended Company gains or losses or extraordinary events, unplanned events outside of the control of management, changes in accounting standards and changes in shareholder value, and determined that final payments in excess of 150% of target would be made only if management’s performance had been exemplary and significant shareholder value was created. Our Compensation Committee considered the recommendations of the CEO and determined that the three primary performance measures would be Company operating income, return on invested capital, and managed working capital as a percentage of sales. Specific targets for each of these performance measures were established by the Committee and approved by the Board based upon consideration of our annual operating plan, historic actual performance, potential one-time items, and the current economic environment. In addition, team and individual performance goals were set for each officer based on recommendations from the CEO and input from our Compensation Committee and Board.

Between December 2012 and January 2013, our CEO reviewed the performance of our other named executive officers against the 2012 Program goals and objectives and presented the Company’s 2012 accomplishments in each segment and how such achievements were aligned to the Company’s long-term strategic plan to our Compensation Committee. Our CEO also presented an assessment of each named executive officer’s achievement against the pre-established financial goals, team objectives, and personal objectives.

At its January 2013 meeting, our Compensation Committee reviewed and considered the recommendations of our CEO and information presented by Pay Governance with respect to the other executive officers and then reviewed the performance of our CEO in the same manner that the CEO evaluated the other executive officers. The Committee discussed the potential payments in Executive Session with the Board, with and without the CEO present. The Committee then made the final determination as to incentive compensation payments for 2012 performance, consistent with our Pay Philosophy.

E. Analysis of Compensation Awards for Our Named Executive Officers

Base Salary.    Salaries earned by our named executive officers for 2010, 2011, and 2012 are set forth in the Summary Compensation Table located on page 36 of this proxy statement. In January 2012, our Compensation Committee determined to increase base salaries for each of our named executive officers as set forth below, effective February 28, 2012.

Named Executive Officer	Annualized 2011 Base Salary	New Base Salary Effective February 2012	Percentage Increase
Dawne S. Hickton	$600,000	$620,000	3.3%
William T. Hull	$315,000	$325,000	3.17%
Stephen R. Giangiordano	$350,000	$355,000	1.43%
James L. McCarley	$400,000	$415,000	3.75%
William F. Strome	$340,000	$350,000	2.94%

The increase was premised upon a review of comparative market data on base salary ranges provided by Pay Governance and the prevalence of merit increases across industries. In making this determination, our Compensation Committee considered each named executive officer’s experience in the position, the amount of the increase of the salary level over the current compensation, relative internal positioning, and individual performance and contribution to the Company.

Annual Incentive Compensation.    Annual incentive compensation target amounts were established as a percentage of each named executive officer’s base salary. For 2012, the target cash incentive compensation amounts were as follows:

Named Executive Officer	Target Cash Incentive Compensation (as percentage of base salary)
Dawne S. Hickton	75%
William T. Hull	50%
Stephen R. Giangiordano	50%
James L. McCarley	60%
William F. Strome	50%

So as to enhance the pay-for-performance alignment of the program, as well as the clarity and communicability to management of opportunities and expectations, the Committee has, with the assistance of Pay Governance, implemented a formulaic annual incentive program. Our Pay Philosophy continues to provide the Committee with discretion to adjust awards accordingly to reflect such things as business or economic conditions or shareholder value creation or lack thereof. At its January 2012 meeting, the Committee approved pre-established performance goals for three Company financial metrics: operating income; managed working capital as a percentage of sales; and return on invested capital (“ROIC”). In addition, pre-established team and individual personal objectives in support of our overall corporate strategy were established. The following table illustrates the weightings for the performance metrics under the 2012 annual incentive program.

Weighting Metric	CEO	Other NEOs
Operating income	25%	20%
Managed working capital as a percentage of sales	25%	20%
Return on invested capital	25%	20%
Team and Individual Personal Objectives	25%	40%

A formal performance range around each performance goal was established to determine the payout for varying levels of actual performance. Our Compensation Committee determined that, given the cyclicality of the industry which directly impacts Company results, wide performance ranges resulting in a more gradual payment curve would be appropriate. For each financial metric, performance between 50% of target and 150% of target would result in suggested payouts to range between 50% of target and 200% of target, in line with typical market design for companies in cyclical industries. In evaluating each team and individual personal objective, credit would be determined as follows: 50% for threshold performance, 75% for above threshold performance, 100% for achieving the objective, 150% for partially exceeding the objective, and 200% for maximum performance.

The Committee carefully analyzed the appropriate performance goals for the three financial metrics. Historically, the primary reference for establishing financial goals has been the Company’s annual operating plan. For 2012, the Company’s annual operating plan reflected stretch goals in the then-current environment. Nevertheless, our Compensation Committee determined that for compensation purposes, the ROIC goal would be set at a level above our 2012 annual operating plan level. The evaluation of actual performance in 2012 showed that financial objectives were achieved at above target levels, and that actual operating income performance for 2012 far exceeded our actual 2011 results. The following table summarizes the actual 2012 performance relative to the pre-established performance goals for the three financial metrics:

Financial Metric	Target Performance Goal	Actual 2012 Performance	Performance Against Target
Operating Income	$47.9 million	$55.1 million	115%
Managed Working Capital as a Percentage of Sales(1)	61.2%	59.7%	102.5%
Return on Invested Capital(2)	7.0%	8.7%	123.9%

(1)	Managed Working Capital as Percentage of Sales equals (Accounts Receivable + Inventory – Accounts Payable – Unearned Revenue) ÷ Net Sales

(2)	Return on Invested Capital equals NOPLAT ÷ Invested Capital at January 1, 2012. NOPLAT equals Operating Income excluding facilities not in operation at January 1, 2012 plus intangible amortization, less taxes at a standard 35% rate. Invested Capital equals the total of the Company’s Long-term Debt and Shareholders Equity less Net Deferred Tax Assets, Cash and Cash Equivalents, Short-term Investments, Marketable Securities, and assets at facilities not in operation as of January 1, 2012.

All of the shared short-term team objectives, which are designed to touch upon various aspects of the Company’s operations and business that the Committee has determined are key areas for the Company’s continued growth and development, were achieved, with the exception of the Remmele goal, which was only partially achieved. Further, all individual personal objectives were achieved at least at a threshold level. The following tables summarize the named executive officer’s performance against the shared team and individual personal objectives.

Team Objectives

Shared Team Objective	Performance
Achieve RTI’s safety objectives	Partially Exceeded
Meet engineering, operating, and commercial milestones for installation of electron beam furnace	Achieved
Integration of Advanced Forming with ultimate value greater than or equal to 95% of projected EBITDA and cash flow	Achieved
Integration of Remmele with ultimate value greater than or equal to 95% of projected EBITDA and cash flow	Partially Achieved
Continuous casting – Identify at least two target product lines and/or customers for market entry	Achieved

Individual Personal Objectives

Dawne S. Hickton — Vice Chair, President, and CEO

Performance
Develop benchmarking criteria and metrics for each of RTI’s segments against a comparator peer group and provide periodic reporting that compares the results	Achieved
Develop and implement restructuring strategy post integration of Remmele	Achieved
Enhance the quality of management of the Company’s commercial and supply chain organization	Achieved

William T. Hull — Senior Vice President and Chief Financial Officer

Performance
Implement business development profit and loss and return on investment evaluation criteria	Achieved

Financial and accounting integration of new acquisitions including Sarbanes-Oxley controls, GAAP compliance, reporting systems, delegation of authority, properly skilled staffing, and other integral controls for 2012

Achieved
Develop benchmarking criteria and metrics for each of RTI’s segments against a comparator peer group and provide periodic reporting that compares the results	Achieved
Attend a well-respected executive level strategic leadership or similar type program in 2012	Achieved

Stephen R. Giangiordano — Executive Vice President — Technology and Innovation

Performance
Support business unit performance through project activities as identified by business unit transformation plans	Exceeded
Execute two or more improved product design projects that support organic growth strategy	Exceeded
Implement business development profit and loss and return on investment evaluation criteria	Achieved
Achieve key customer milestones for two alloy development programs	Exceeded

James L. McCarley — Executive Vice President — Operations

Performance
Implement business development profit and loss and return on investment evaluation criteria	Achieved
Identify and mentor at least two position successors	Achieved
Reduce manufacturing cycle time in the Titanium Group	Achieved
Improve workforce productivity and ensure continuity at key locations	Partially Achieved
Integration of Remmele with ultimate value greater than or equal to 95% of projected EBITDA and cash flow	Partially Achieved

William F. Strome — Senior Vice President — Finance and Administration

Performance
Develop and implement strategy to address major improvements in look, use, functionality, etc. of external corporate website	Achieved

Undertake a complete evaluation of treasury department processes and procedures, develop and implement recommendation for appropriate staffing levels (and/or use of external resources) and identify from internal candidates future corporate treasurer

Achieved
Successful development and implementation of business unit rationalization	Partially Achieved

The table below sets forth the target cash incentive compensation amounts, the amounts earned and payable under the 2012 Program, and the actual cash incentive compensation paid for performance in the 2012 fiscal year:

Named Executive Officer	Target Cash Incentive Compensation	Actual Cash Incentive Compensation Awarded
Dawne S. Hickton	$465,000	$616,590
William T. Hull	$162,500	$205,563
Stephen R. Giangiordano	$177,500	$236,430
James L. McCarley	$249,000	$307,266
William F. Strome	$175,000	$219,450

Based upon these performance results, and applying the weightings and methodology of the 2012 Program as discussed above, the calculated annual incentive payouts were determined by the Committee to be between 124% and 134% of target payout, primarily due to achieving significantly better financial performance against the pre-established 2012 performance goals.

Long-term incentive awards.    Long-term equity-based incentives award grants were made in January 2012. Consistent with our Pay Philosophy and 2012 Peer Group data compiled by Pay Governance,

2012 long-term awards were generally made at target levels for Ms. Hickton and Messrs. McCarley and Hull, and at slightly lower than target levels for Messrs. Giangiordano and Strome.

2012 Award Value as Percentage of Base Salary Awarded
Dawne S. Hickton	150%
William T. Hull	80%
Stephen R. Giangiordano	90%
James L. McCarley	100%
William F. Strome	72%

In each case, awards consisted of time-based restricted stock, stock options, and performance shares. For additional information regarding the specific awards received and the amounts of such awards, see the “Grants of Plan-Based Awards Table” and accompanying narrative beginning on page 37 of this proxy statement.

F. Changes in Compensation for 2013

During the Committee’s meeting in January 2013, salary recommendations for the named executive officers were reviewed, discussed, and determined for 2013 as follows:

	Annualized 2012 Base Salary	New Base Salary Effective February 2013	Percentage Increase
Dawne S. Hickton	$620,000	$650,000	4.84%
William T. Hull	$325,000	$338,000	4.00%
Stephen R. Giangiordano	$355,000	$360,325	1.50%
James L. McCarley	$415,000	$475,000	14.46%
William F. Strome	$350,000	$364,000	4.00%

Based on the comparative market data reviewed, our Compensation Committee believes these salaries to be appropriate for 2013 and consistent with our Pay Philosophy. Mr. McCarley’s increase was proportionally larger in response to his strong performance since joining the Company in 2010, as well as prevailing market data.

In January 2013, the Committee reviewed the target award values for long-term incentives for our named executive officers. The Company has grown in size as a result of two acquisitions in 2012, and comparator market data presented by Pay Governance demonstrated that award values for Ms. Hickton and Mr. McCarley should be increased. In addition, our Compensation Committee wanted to reward our named executive officers for their 2012 performance, and therefore increased each executive’s award by 10%.

	2012 Target Equity Award Value as a Percentage of Salary	2013 Target Equity Award Value as a Percentage of Salary	Modifier to Reflect Above- Target 2012 Performance	Total Equity Award Value as a Percentage of Salary
Dawne S. Hickton	150%	170%	10%	187%
William T. Hull	80%	80%	10%	88%
Stephen R. Giangiordano	100%	100%	10%	110%
James L. McCarley	100%	105%	10%	116%
William F. Strome	80%	80%	10%	88%

The Committee also adjusted the Company’s 2012 Peer Group in light of the Company’s increased size. The revised peer group for 2013 compensation purposes, which consists of 19 companies, added Carpenter Technology Corp., which was now appropriate to include since the Company had grown, and removed Texas Industries due to its lack of correlation with the Company’s business and stock price.

Tax Considerations

Our Compensation Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to the Company for such compensation. Participation in and compensation paid under our plans, contracts, and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. While we intend for our plans, contracts, and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts, and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” Our Compensation Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares, however, may not qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). Our annual cash incentive compensation program is not intended to qualify for deduction under Section 162(m). While our Compensation Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with the overall Pay Philosophy of our Company.

If a change in control of our Company results in the payment of severance or the accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and the Company can be denied a tax deduction. Our Executive Change in Control Severance Policy discussed above provides that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, our Company will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by our Company. Although gross-up benefits were eliminated in 2010 on a going forward basis for new executives, such payments may be made to persons covered by the policy prior to 2010.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Dawne S. Hickton	2012	$617,692	—	$699,227	$177,367	$616,590	$776,081	$19,241	$2,906,198
Vice Chair, President and	2011	598,269	—	781,021	199,361	675,000	632,212	20,667	2,906,530
Chief Executive Officer	2010	579,462	650,000	832,579	233,100	—	425,067	21,117	2,741,325
William T. Hull	2012	323,846	—	183,346	62,081	205,563	163,718	—	938,554
Senior Vice President and	2011	313,846	—	203,763	69,296	233,100	125,908	—	945,913
Chief Financial Officer	2010	302,923	210,000	167,275	62,290	—	80,164	—	822,652
Stephen R. Giangiordano	2012	354,423	—	229,123	77,594	236,430	759,819	11,459	1,668,848
Executive Vice President of	2011	348,846	—	283,916	96,550	259,000	697,553	—	1,685,865
Technology and Innovation	2010	337,262	212,000	229,591	85,859	—	617,342	—	1,482,054
James L. McCarley	2012	413,269	—	310,760	78,836	307,266	37,550	8,500	1,156,181
Executive Vice President of	2011	398,846	—	347,095	88,597	345,600	14,271	5,586	1,199,995
Operations	2010	232,500	160,000	—	133,100	—	1,449	4,545	531,594
William F. Strome	2012	348,846	—	178,059	60,300	219,450	58,844	8,500	873,999
Senior Vice President of	2011	338,846	—	220,448	74,970	244,120	36,226	8,250	922,860
Finance and Administration	2010	327,307	230,000	178,130	66,563	—	16,847	6,125	824,972

(1)	Mr. McCarley was hired May 17, 2010. Mr. Giangiordano announced his intent to retire from the Company, effective April 1, 2013.

(2)	Represents the cash incentive compensation earned by the named executive officers for their performance during 2010 in accordance with the Company’s annual cash incentive program.

(3)	Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of estimated forfeitures), of restricted stock, performance shares, and option awards issued by the Company during the years presented. The grant date fair value of restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock option price over the exercise price on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair values of the 2012 awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013.

(4)	The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance condition, as determined at the grant date. The 2012 grant date fair value of the performance share awards, if they were calculated at the maximum payout for each of the named executive officers, would have been: Ms. Hickton: $686,246; Mr. Giangiordano: $240,162; Mr. McCarley: $305,006; Mr. Hull: $192,186; and Mr. Strome: $186,634.

(5)	Represents the cash incentive compensation earned by the named executive officers for their performance in accordance with the 2011 annual cash incentive program and 2012 Program.

(6)	Reflects the increase during the year presented in actuarial present values of each named executive officer’s accumulated benefits under the Pension Plan for Eligible Salaried Employees and the Supplemental Pension and Excess benefit plans. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s Consolidated Financial Statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013. There are many assumptions that are used to determine the present value of accumulated benefits, with interest rates (i.e. discount rates) being one of the key assumptions. A decrease in the interest rate (as the Company has experienced in each of the years presented) generally increases the present value of pension benefits. The degree of change in the present value depends on the age of the employee, when the benefit payments are projected to begin, and how long the benefits are expected to last.

(7)	Represents the aggregate incremental cost to the Company with respect to the perquisites and other personal benefits provided to the named executive officer in each year presented. See the “All Other Compensation Table” on page 37 of this proxy statement for further information on perquisites and other personal benefits provided to the Company’s named executive officers.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

Name	Year	Perquisites(1)	Tax Reimbursements	Insurance Premiums	Company Contibutions to DC Plans(2)	Severance Payments/ Accruals	Change in Control Payments/ Accrual	Total
Dawne S. Hickton	2012	$19,241	N/A	N/A	$—	N/A	N/A	$19,241
	2011	20,667	N/A	N/A	—	N/A	N/A	20,667
	2010	21,117	N/A	N/A	—	N/A	N/A	21,117
William T. Hull	2012	—	N/A	N/A	—	N/A	N/A	—
	2011	—	N/A	N/A	—	N/A	N/A	—
	2010	—	N/A	N/A	—	N/A	N/A	—
Stephen R. Giangiordano	2012	11,459	N/A	N/A	—	N/A	N/A	11,459
	2011	—	N/A	N/A	—	N/A	N/A	—
	2010	—	N/A	N/A	—	N/A	N/A	—
James L. McCarley	2012	—	N/A	N/A	8,500	N/A	N/A	8,500
	2011	—	N/A	N/A	5,586	N/A	N/A	5,586
	2010	—	N/A	N/A	4,545	N/A	N/A	4,545
William F. Strome	2012	—	N/A	N/A	8,500	N/A	N/A	8,500
	2011	—	N/A	N/A	8,250	N/A	N/A	8,250
	2010	—	N/A	N/A	6,125	N/A	N/A	6,125

(1)	Represents the aggregate incremental cost to the Company in 2012 for all perquisites and personal benefits for the listed individuals in the event that such amounts exceeded $10,000 in the aggregate. Perquisites and personal benefits for 2012 consisted of (i) annual tax preparation and financial counseling services for each named executive officer, and (ii) annual executive physical examination and diagnostic services at a designated medical facility. In addition, Ms. Hickton maintains business-related club memberships which are used by the Company as a whole. Unless a dollar amount is included in this footnote, none of these benefits exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals, and as such are not separately quantified.

(2)	Represents the Company’s 401(k) matching contribution for the named executive officer. Messrs. McCarley and Strome are the only named executive officers participating in the Company’s defined contribution 401(k) plan who received matching contributions.

Grants of Plan-Based Awards Table- 2012

									All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	All Other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Non- Equity Rights (#)	Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)
Name		Threshold	Target	Maximum(1)		Threshold	Target	Maximum
Dawne S. Hickton	1/27/2012	$232,500	$465,000	$697,500	—	—	—	—	—	—	$—	$—
	1/27/2012	—	—	—	—	4,820	9,641	19,282	—	—	—	343,123
	1/27/2012	—	—	—	—	—	—	—	—	13,148	24.62	177,367
	1/27/2012	—	—	—	—	—	—	—	14,464	—	—	356,104
William T. Hull	1/27/2012	81,250	162,500	325,000	—	—	—	—	—	—	—	—
	1/27/2012	—	—	—	—	1,350	2,700	5,400	—	—	—	96,093
	1/27/2012	—	—	—	—	—	—	—	—	4,602	24.62	62,081
	1/27/2012	—	—	—	—	—	—	—	3,544	—	—	87,253
Stephen R. Giangiordano	1/27/2012	88,750	177,500	355,000	—	—	—	—	—	—	—	—
	1/27/2012	—	—	—	—	1,687	3,374	6,748	—	—	—	120,081
	1/27/2012	—	—	—	—	—	—	—	—	5,752	24.62	77,594
	1/27/2012	—	—	—	—	—	—	—	4,429	—	—	109,042
James L. McCarley	1/27/2012	124,500	249,000	498,000	—	—	—	—	—	—	—	—
	1/27/2012	—	—	—	—	2,142	4,285	8,570	—	—	—	152,503
	1/27/2012	—	—	—	—	—	—	—	—	5,844	24.62	78,836
	1/27/2012	—	—	—	—	—	—	—	6,428	—	—	158,257
William F. Strome	1/27/2012	87,500	175,000	350,000	—	—	—	—	—	—	—	—
	1/27/2012	—	—	—	—	1,311	2,622	5,244	—	—	—	93,317
	1/27/2012	—	—	—	—	—	—	—	—	4,470	24.62	60,300
	1/27/2012	—	—	—	—	—	—	—	3,442	—	—	84,742

(1)	Represents the potential threshold, target and maximum payments to the named executive officers pursuant to the 2012 annual incentive program. The annual incentive program pays from 0% to 200% of the target award based on performance against predetermined metrics, although the award payout is generally capped at 150% of target unless significant shareholder value is created during the performance period.

(2)	Represents the number of shares underlying performance share awards granted in 2012 to the named executive officers. Performance share awards earn shares of the Company’s Common Stock in amounts ranging from 0% to 200% of the target number of shares based upon the total shareholder return of the Company compared to a designated peer group over a pre-determined performance period.

(3)	Represents the number of shares of restricted stock granted in 2012 to the named executive officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.

(4)	Represents the number of shares underlying stock option awards granted in 2012 to the named executive officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.

(5)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices of our common stock on the date of grant.

(6)	Represents the grant date fair value of the award determined in accordance with the FASB’s authoritative guidance. The grant date fair value for restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The grant date fair value of the performance share awards granted was calculated using a Monte Carlo model, which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which are included in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013.

The tables above summarize the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2012. The narrative below describes current employment agreements and material employment terms with each of our named executive officers, as applicable, and provides additional description with respect to the compensation components set forth in the above tables.

Employment Agreements

The Company entered into amended and restated letter agreements with each named executive officer on December 31, 2008, with the exception of Mr. McCarley who joined the Company in 2010 and whose letter agreement is dated May 17, 2010. These letter agreements, as amended and restated, supersede any previous agreements in place between the named executive officers and the Company with respect to their employment.

Except as described below, each of the five letter agreements is identical. In each case the named executive will be employed by the Company for an initial three-year term, and will be automatically extended for additional one year periods thereafter until the executive attains age 65 unless either the Company or the executive gives prior notice that the agreement will not be extended. The Company may terminate an agreement at any time for any reason, including “cause” as defined (see page 49 of this proxy statement for the definition). If employment is terminated for “cause” he or she will be entitled to no further compensation other than accrued and unpaid base salary as of termination. If employment is terminated other than for cause and not in connection with a “change in control” of the Company, then the Company’s Executive Non-Change in Control Severance Policy, as described on page 51 of this proxy statement, governs. If employment is terminated other than for cause and in connection with a “change in control” of the Company, then the Company’s Executive Change in Control Severance Policy, as described on page 50 of this proxy statement, will control. Due to the Company’s proactive revision to the Executive Change in Control Severance Policy, described on page 50, Mr. McCarley will not be entitled to receive any “gross-up” payments under the Executive Change in Control Severance Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code.

Payment under each letter agreement is predicated on the named executive officer adhering to the non-competition and non-solicitation set forth in each agreement for a period equal to the longer of 12 months (24 months in the case of Ms. Hickton) after termination of employment or the period during which severance benefits are received.

Under the letter agreements, each named executive officer will be paid the annual salary set forth therein, subject to increases from time to time at the discretion of our Board. Each named executive officer is also eligible to receive annual cash incentive compensation as determined by our Board consistent with our Pay Philosophy, and will be eligible to participate in the Company’s stock incentive plans. Each named executive officer is also entitled to paid vacation and other benefits in accordance with our existing policies and future applicable employee benefit programs including RTI’s Supplemental Pension and Excess Benefit plans, as may be amended from time to time. For further information regarding RTI’s Supplemental Pension and Excess Benefit plans, see page 44 of the proxy statement.

Awards under the 2004 Stock Plan

The Company’s 2004 Stock Plan permits the granting of awards, which may be made in a combination of stock (restricted share awards, performance shares, phantom stock or non-restricted shares) and stock options. The Company utilizes a mix of incentive stock options, restricted share awards, and performance share awards, with each vesting over time.

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Stock Options:    Incentive stock options were granted to the Company’s named executive officers as set forth in the Grant of Plan Based Awards Table above. The term of the option may not exceed ten years from the date of the grant, and vests ratably over a three-year period on each anniversary of the date of grant. See “Potential Payments Upon Termination or Change in Control” beginning on page 45 of this proxy statement for a description of the effects of employment termination or a change in control on stock option awards.

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Restricted Shares:    Shares of restricted stock were granted to the Company’s named executive officers on January 27, 2012 as set forth in the Grant of Plan Based Awards Table above, and to the Company’s non-employee directors as set forth in the Director Compensation Table on page 52 of this proxy statement. Restricted shares vest ratably over a five-year period on each anniversary of the date of grant. See “Potential Payments Upon Termination or Change in Control” beginning on page 45 of this proxy statement for a description of the effects of employment termination or a change in control on restricted share awards.

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Performance Shares:    Performance award grants were made on January 27, 2012 to all named executive officers at a target level as set forth in the Grant of Plan Based Awards Table above. Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee determines the Company’s actual performance for the performance period. See “Potential Payments Upon Termination or Change in Control” beginning on page 45 of this proxy statement for a discussion of the effects of termination or a change in control on performance share awards. Performance award payouts are based on the Company’s TSR for the performance period, defined as the share price appreciation of our common stock plus dividends accrued as measured during the performance period, compared to the TSR of the Performance Award Peer Group. The starting and ending points for calculating TSR are the average closing stock price of our common stock for the five trading days prior to the start or end date, as applicable.

The following table sets forth the correlation of performance shares earned as a percentage of target award, based on our TSR results compared to the Performance Award Peer Group:

If Company TSR is:	Performance Shares earned as a percentage of Target Award will be:
less than the 30th percentile of the peer group TSR	0%
greater than or equal to the 30th percentile and less than the 50th percentile of the peer group TSR	50.00% to 99.99% (1)
equal to the 50th percentile of the peer group TSR	100.00% (Target Award)
greater than 50th percentile, less than the 75th percentile of peer group TSR	100.00% to 199.99% (2)
greater than or equal to the 75th percentile of the Peer Group TSR	200.00% (Maximum Award)

(1)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 50% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Performance Award Peer Group TSR index less 30% divided by (ii) 20%; multiplied by (B) 50%.

(2)	The Performance Shares earned as a percentage of the Target Award will be computed by adding 100% to a percentage determined as follows: (A)(i) the TSR as a percentile of the Performance Award Peer Group TSR index less 50% divided by (ii) 25%; multiplied by (B) 100%.

Interpolation is used to determine actual awards earned as a percentage of Target Award.

Our Compensation Committee establishes the Performance Award Peer Group at the grant date, and has the ability to adjust the members of the peer group in response to a change in circumstances that results in a member of the peer group no longer satisfying the criteria for which it was originally selected, for example, where a member of the peer group is acquired by another company, sells a portion of its business, is delisted, or files for bankruptcy. The companies included in the Performance Award Peer Group for the 2012 and 2011 performance share award programs are as follows:

Performance Award Peer Companies	2012	2011
Allegheny Technologies, Inc.	✓	✓
AMCOL International Corp.	✓	✓
Carpenter Technology Corp.	✓	✓
Castle (AM) & Co.	✓	✓
Ceradyne Inc.(1)	✓
CPI Aerostructures	✓	✓
Dril-Quip, Inc.	✓	✓
Ducommun Inc.	✓	✓
Eagle Materials	✓	✓
Esterline Technologies Corp.	✓	✓
Haynes International Inc.	✓	✓
Horsehead Holding Corp.	✓
Kaydon Corporation	✓	✓
Ladish Co. Inc.(2)		✓
LMI Aerospace Inc.	✓	✓
Materion Corporation	✓	✓
Myers Industries Inc.	✓	✓
NN Inc.	✓	✓
Olympic Steel Inc.	✓	✓
Reliance Steel & Aluminum Company	✓	✓
Texas Industries Inc.	✓	✓
Titanium Metals Corp.(3)	✓	✓
Triumph Group, Inc.	✓	✓
Universal Stainless & Alloy Products, Inc.	✓

(1)	Acquired by 3M Company

(2)	Acquired by Allegheny Technologies, Inc.

(3)	Acquired by Precision Castparts Corp.

The 2012 Performance Award Peer Group is comprised of the same companies as constituted our 2012 Peer Group, listed on page 29 of this proxy statement, except that five business competitors- Allegheny Technologies Inc., Carpenter Technology Corp., CPI Aerostructures, Reliance Steel & Aluminum Co. and Triumph Group, Inc. were added to the Performance Award Peer Group as they are appropriate for evaluating total shareholder return for incentive purposes, but are inappropriate, given their size (too large or too small), for use in establishing pay levels.

The performance share award agreements contain a specific clawback provision in which the named executive officers agree that if our Board determines that any fraud, negligence, or intentional misconduct by an officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, our Compensation Committee has the right to cause the immediate forfeiture of the award or, during the two year period following any payout, to require reimbursement of any payout in the event the payout would have been reduced due to such restatement.

Cash Incentive Compensation Awards

Consistent with our Pay Philosophy, annual cash incentive compensation for target performance against short-term objectives and/or other strategic milestones or operational goals are established near the median of that for similar positions at appropriate comparator companies. Our Compensation Committee has discretion to pay or not pay cash incentive compensation to a particular officer, based on his or her individual performance, regardless of the level of corporate performance. See page 24 of this proxy statement under “Compensation Discussion and Analysis” for additional information regarding the Company’s payment of cash incentive compensation awards.

Perquisites and Other Compensation

Certain perquisites are provided to our named executive officers that we believe are competitive with other similar companies and consistent with our Pay Philosophy, as discussed under “Compensation Discussion and Analysis”. Effective November 1, 2008, the principal perquisite programs utilized by our named executive officers include tax preparation and financial counseling and annual executive medical exams. With the exception of Ms. Hickton, each of our named executive officers had their base salary adjusted to include an automobile allowance and a business-related club membership allowance. Ms. Hickton’s base salary was adjusted to include an automobile allowance, and she maintained her business-related club memberships, which are used by the Company as a whole.

The Company currently also has in place a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and cash incentive compensation contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers not eligible to participate in the defined benefit pension plan, which was closed to new participants in 2006 and is discussed below. Messrs. McCarley and Strome are the only named executive officers for whom the Company is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

Post-Employment Compensation Arrangements

The Company currently has in place a Pension Plan for Eligible Salaried Employees (the “Pension Plan”), a Supplemental Pension Program (the “Supplemental Pension Program”), and the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefit Plan”) that may be utilized by some or all of the named executive officers. The Company’s Pension Plan is a qualified defined benefit plan that covers each of the Company’s current named executive officers except for Messrs. McCarley and Strome, who joined the Company after the Pension Plan was closed to new participants in 2006. The benefits are based on a formula whereby a percentage of the participant’s average monthly base salary is multiplied by the number of continuous years of service. The named executive officers also participate in the Supplemental Pension Program, a non-qualified defined benefit plan, which entitles the named executive officer to specified annual benefits based upon average annual cash incentive compensation and years of service if they retire after age 60, or prior to age 60 with 30 years of service with RTI’s consent. The Company also maintains the Excess Benefits Plan for certain highly-compensated employees, which is an unfunded “excess benefit plan”, and provides additional retirement income in an amount equal to the difference between benefits that would have been received under our Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Retirement Benefits” on page 43 of this proxy statement for additional detail regarding the Company’s pension plans.

Outstanding Equity Awards at Fiscal Year End Table- 2012

The following table provides information on the current holdings of stock option, restricted stock, and performance share awards by the named executive officers. This table includes vested and unvested option awards as well as unvested restricted stock and performance share awards. Each equity grant is shown separately for each named executive officer.

	Option Awards						Stock Awards
Name	Grant Date of Award	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable (1)
Dawne S. Hickton
	1/27/2012	—	13,148	—	$24.62	1/27/22	14,464	$398,628	19,282	$531,412
	1/28/2011	4,520	9,042	—	28.47	1/27/21	10,850	299,026	18,082	498,340
	1/29/2010	12,000	6,000	—	25.18	1/29/20	9,912	273,175	5,370	147,997
	1/30/2009	30,000	—	—	13.88	1/30/19	11,788	324,877	—	—
	1/25/2008	9,000	—	—	51.17	1/25/18	2,240	61,734	—	—
	1/26/2007	5,000	—	—	76.85	1/26/17	—	—	—	—
	1/27/2006	7,000	—	—	45.09	1/27/16	—	—	—	—
	1/28/2005	8,000	—	—	21.50	1/28/15	—	—	—	—
William T. Hull
	1/27/2012	—	4,602	—	24.62	1/27/22	3,544	97,673	5,400	148,824
	1/28/2011	1,571	3,143	—	28.47	1/27/21	2,640	72,758	5,028	138,572
	1/29/2010	3,206	1,604	—	25.18	1/29/20	1,860	51,262	1,150	31,694
	1/30/2009	6,987	—	—	13.88	1/30/19	2,160	59,530	—	—
	1/25/2008	2,600	—	—	51.17	1/25/18	480	13,229	—	—
	1/26/2007	3,500	—	—	76.85	1/26/17	—	—	—	—
	1/27/2006	4,000	—	—	45.09	1/27/16	—	—	—	—
	8/1/2005	10,000	—	—	34.90	8/1/15	—	—	—	—
Stephen R. Giangiordano
	1/27/2012	—	5,752	—	24.62	1/27/22	4,429	122,063	6,748	185,975
	1/28/2011	2,189	4,379	—	28.47	1/27/21	3,679	101,393	7,006	193,085
	1/29/2010	4,420	2,210	—	25.18	1/29/20	2,550	70,278	1,580	43,545
	1/30/2009	14,290	—	—	13.88	1/30/19	2,948	81,247	—	—
	1/25/2008	3,300	—	—	51.17	1/25/18	600	16,536	—	—
	1/26/2007	3,500	—	—	76.85	1/26/17	—	—	—	—
	1/27/2006	4,000	—	—	45.09	1/27/16	—	—	—	—
	1/28/2005	4,000	—	—	21.50	1/28/15	—	—	—	—
	1/30/2004	4,000	—	—	14.96	1/30/14	—	—	—	—
James L. McCarley
	1/27/2012	—	5,844	—	24.62	1/27/22	6,428	177,156	8,570	236,189
	1/28/2011	2,009	4,018	—	28.47	1/27/21	4,822	132,894	8,036	221,472
	5/17/2010	6,666	3,334	—	25.87	5/17/20	—	—	—	—
William F. Strome
	1/27/2012	—	4,470	—	24.62	1/27/22	3,442	94,862	5,244	144,525
	1/28/2011	1,700	3,400	—	28.47	1/27/21	2,856	78,711	5,440	149,926
	1/29/2010	3,426	1,714	—	25.18	1/29/20	1,980	54,569	1,225	33,761
	1/30/2009	9,900	—	—	13.88	1/30/19	2,044	56,333	—	—
	11/19/2007	10,000	—	—	68.10	11/19/17	—	—	—	—

(1)	These stock option awards vest in three equal annual installments beginning one year after the grant date.

(2)	Represents time-based restricted stock awards that vest in five equal annual installments beginning one year after the grant date, except for Mr. Strome’s 2007 award, which vested in three equal annual installments beginning one year after the grant date.

(3)	The market value of restricted stock awards is based on the closing market price of RTI common stock as of December 31, 2012, which was $27.56 per share.

(4)	Represents the number of shares of RTI common stock payable under performance share awards based on achieving threshold performance goals for the 1/29/2010 grant and target performance goals for the January 28, 2011 and January 27, 2012 grants.

(5)	The performance period for the January 29, 2010 performance share awards closed on December 31, 2012. There were no shares issued for the performance period.

Option Exercises and Stock Vested- 2012

The following table sets forth information regarding stock option exercises during 2012, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions, for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Dawne S. Hickton	—	$—	32,459	804,911
William T. Hull	—	—	7,148	177,271
Stephen R. Giangiordano	8,000	117,072	9,424	233,687
James L. McCarley	—	—	1,205	30,125
William F. Strome	—	—	5,735	142,106

(1)	Mr. Giangiordano exercised options to purchase 8,000 shares of the Company’s stock on November 28, 2012 at an exercise price of $10.22 per share, sold at an average market price of $24.85 per share.
(2)	The number of shares acquired and value realized on vesting of stock awards for 2012 is inclusive of both vested restricted stock and shares issued in 2012 as a result of the 2009 performance share awards.

Retirement Benefits

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement of our named executive officers.

Pension Benefits Table- 2012

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Dawne S. Hickton	Pension Plan	15	$511,815	$—
	Supplemental Pension Program	15	1,297,244	—
	Excess Benefits Plan	15	695,458	—
William T. Hull	Pension Plan	7	227,974	—
	Supplemental Pension Program	7	205,499	—
	Excess Benefits Plan	7	51,847	—
Stephen R. Giangiordano	Pension Plan	29	1,318,759	—
	Supplemental Pension Program	29	1,272,053	—
	Excess Benefits Plan	29	468,389	—
James L. McCarley	Pension Plan	N/A	N/A	N/A
	Supplemental Pension Program	2	53,270	—
	Excess Benefits Plan	N/A	N/A	N/A
William F. Strome	Pension Plan	N/A	N/A	N/A
	Supplemental Pension Program	5	115,620	—
	Excess Benefits Plan	N/A	N/A	N/A

(1)	The present value has been calculated assuming the earliest time at which the named executive officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013. As described in the Consolidated Financial Statements, the discount rate assumption is 4.10%.

The following narrative describes each plan set forth in the above table.

Pension Plan

RTI’s Pension Plan is a tax-qualified defined benefit plan which first became effective at Reactive Metals, Inc. (a predecessor of RTI) in 1964, and was closed to new participants as of January 1, 2006. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides, under normal retirement, amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years. Average monthly earnings, defined as base salary only, are determined based upon annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Incentive awards and similar benefits are excluded. In order to comply with the limitations of the Internal Revenue Code, when pension payments exceed the amounts permitted to be paid from federal income tax qualified plan, the excess pension benefits will be paid directly by RTI under the Excess Benefits Plan.

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2012, annual compensation in excess of $250,000 cannot be taken into account in determining qualified plan benefits. The Company maintains the RTI Excess Benefits Plan for certain highly-compensated employees who participate in our tax-qualified pension plans and would otherwise be subject to such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Ms. Hickton, Mr. Giangiordano, and Mr. Hull have been so designated.

Supplemental Pension Program

Officers participating in our annual incentive compensation programs also participate in the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with a minimum of 30 years’ service and with RTI consent, they will be entitled to receive the benefits shown in the table above based on annual cash incentive compensation (as outlined below) under our Pay Philosophy. Benefits under the Supplemental Pension Program are based on a formula whereby the average annual cash incentive compensation for the highest five years in the preceding ten year period are multiplied by a factor of 1.5% for each year of continuous service. Average annual cash incentive compensation as of December 31, 2012, for purposes of the pension benefits under the Supplemental Pension Program for each of the following named executive officers were as follows: Ms. Hickton, $507,118 Mr. Giangiordano, $197,486; Mr. McCarley, $162,573; Mr. Hull, $187,733; and Mr. Strome, $159,514. Amounts would be paid as a lump sum distribution based on the present value of the actuarially determined amounts payable, and provides for surviving spouse benefits at a reduced rate under certain conditions described in the Supplemental Pension Program.

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers in the event of termination of such executive’s employment as of December 31, 2012 under the different scenarios captioned in the tables. Actual amounts are tied to the day of termination and can only be finally determined following such date. The following tables should be read in conjunction with the narrative following the tables, as well as the table and narrative related to retirement benefits on page 43 of this proxy statement.

The following tables include payments under the Company’s 401(k) Savings Plan. The 401(k) Savings Plan payments estimated for Ms. Hickton, Mr. Giangiordano, and Mr. Hull consist solely of employee contributions, as these executives have not received any matching contributions by the Company. Messrs. McCarley and Strome, as a result of being ineligible to participate in the Pension Plan, receive a match of 50% of their first 8% contribution to the 401(k) Savings Plan. Finally, as estimates for any potential excise tax imposed by Section 4999 of the Internal Revenue Code are tied to an executive’s recent historical compensation, which can vary for events beyond the control of the Company (such as exercises of stock options or other transactions in Company securities), the estimates for 2012 may not be indicative of actual payments in future periods.

Dawne S. Hickton

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$616,590	$616,590	$616,590	$616,590	$—	$616,590
Cash Severance & Short-Term Incentive	—	—	155,000	155,000	—	1,240,000	2,639,574
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	52,935
Time-Based Restricted Stock	—	—	—	—	—	—	1,357,440
Performance-Based Restricted Stock	—	—	281,250	—	—	—	850,722
Other Benefits
Savings Plan	265,596	265,596	265,596	265,596	265,596	265,596	265,596
Pension Plan (1)	44,201	44,201	8,942	44,201	44,201	44,201	44,201
Supplemental Pension
Program (2)	—	—	1,102,768	118,513	—	—	—
Excess Benefits Plan (2)	—	521,686	223,425	63,536	521,686	521,686	521,686
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	146,063
Health & Welfare Benefits	—	—	—	—	—	25,927	32,409
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	21,315	26,644
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$309,797	$1,448,073	$2,653,571	$1,263,436	$1,448,073	$2,118,725	$6,553,860

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control — Continued)

William T. Hull

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$205,563	$205,563	$205,563	$205,563	$—	$205,563
Cash Severance & Short-Term Incentive	—	—	81,250	81,250	—	325,000	975,000
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	17,348
Time-Based Restricted Stock	—	—	—	—	—	—	294,451
Performance-Based Restricted Stock	—	—	78,381	—	—	—	218,165
Other Benefits
Savings Plan	154,518	154,518	154,518	154,518	154,518	154,518	154,518
Pension Plan (1)	20,172	20,172	4,165	20,172	20,172	20,172	20,172
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	43,286	22,889	5,272	43,286	43,286	43,286
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	61,549
Health & Welfare Benefits	—	—	—	—	—	12,963	25,926
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,559	5,118
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$174,690	$423,539	$546,766	$466,775	$423,539	$558,498	$2,021,096

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control — Continued)

Stephen R. Giangiordano

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$236,430	$236,430	$236,430	$236,430	$—	$236,430
Cash Severance & Short-Term Incentive	—	—	88,750	88,750	—	355,000	963,100
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	22,171
Time-Based Restricted Stock	—	—	—	—	—	—	391,517
Performance-Based Restricted Stock	—	—	105,665	—	—	—	292,053
Other Benefits
Savings Plan	481,432	481,432	481,432	481,432	481,432	481,432	481,432
Pension Plan (1)	82,486	82,486	43,922	82,486	82,486	82,486	82,486
Supplemental Pension Program (2)	—	—	826,453	85,669	—	—	—
Excess Benefits Plan (2)	—	272,529	304,312	31,545	272,529	272,529	272,529
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	73,956
Health & Welfare Benefits	—	—	—	—	—	10,281	20,562
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,731	5,462
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$563,918	$1,072,877	$2,086,964	$1,006,312	$1,072,877	$1,204,459	$2,841,698

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination of Change in Control — Continued)

James L. McCarley

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$307,266	$307,266	$307,266	$307,266	$—	$307,266
Cash Severance & Short-Term Incentive	—	—	103,750	103,750	—	415,000	1,475,189
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	22,815
Time-Based Restricted Stock	—	—	—	—	—	—	310,050
Performance-Based Restricted Stock	—	—	124,985	—	—	—	246,525
Other Benefits
Savings Plan	74,503	74,503	74,503	74,503	74,503	74,503	74,503
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	12,963	25,926
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,910	5,820
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$74,503	$381,769	$610,504	$485,519	$381,769	$505,376	$2,468,094

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

William F. Strome

Component	For Cause Termination	Voluntary Termination	Death	Disability (3)	Retirement	Involuntary Not For Cause Termination	Involuntary Not For Cause or Employee for Good Reason Termination (Change-In-Control)
Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$219,450	$219,450	$219,450	$219,450	$—	$219,450
Cash Severance & Short-Term Incentive	—	—	87,500	87,500	—	350,000	894,374
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	17,221
Time-Based Restricted Stock	—	—	—	—	—	—	284,474
Performance-Based Restricted Stock	—	—	82,046	—	—	—	226,736
Other Benefits
Savings Plan	181,897	181,897	181,897	181,897	181,897	181,897	181,897
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	—	—	—	—	—	—	—
Health & Welfare Benefits	—	—	—	—	—	12,963	25,926
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,705	5,410
Excise Tax and Related Gross-Up	—	—	—	—	—	—	—

Total	$181,897	$401,347	$570,893	$488,847	$401,347	$547,565	1,855,488

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

Letter Agreements

Each of the letter agreements currently in place for Ms. Hickton and Messrs. Giangiordano, McCarley, Hull, and Strome provide that if the executive is terminated for “cause”, regardless of whether there is a change in control, he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause, the provisions of the executive Severance Policies described below govern. “Cause” is defined in the letter agreements to include (i) material breaches of the letter agreement, (ii) gross misconduct, (iii) gross neglect of his or her duties with the Company, insubordination, or failure to follow the lawful directives of the Board, in each case after receiving a demand for substantial performance that identifies the manner in which the Company believes that Executive has not acted in accordance with requirements and failure to resume substantial performance of duties within 14 days of such demand, (iv) commission, indictment, conviction, guilty plea, or plea of nolo contendere, to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) violation of any Company policy, including any substance abuse policy.

Executive Change in Control Severance Policy

Our Executive Change in Control Severance Policy (the “Change in Control Policy”) that the Board adopted is applicable to each of our named executive officers, except as noted below. It will also be applicable to any successor to these individuals should any of them leave the position they each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by the Company of participation.

The Change in Control Policy provides that if the employment of an executive to whom the policy is applicable is terminated by the Company other than for “cause” (which mirrors the definition set forth above), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined below) in each case within 24 months following a change in control of the Company, the executive will receive the following severance benefits:

•

Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to the Company or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive’s annual cash incentive compensation as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the CEO and 2.0 for all other executives;

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants;

•	The immediate vesting of any outstanding performance shares or other performance-based awards representing a right to receive shares of RTI common stock or their equivalent;

•

Except for Mr. McCarley, and subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment;

•

Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident, and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period; and

•

An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change of Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Plan.

The definition of a change in control provides, in summary, that a change in control will have occurred if:

•	Any person not affiliated with RTI acquires 30 percent or more of the voting power of our outstanding securities;

•

Our Board no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the Board in this manner;

•	RTI merges with another company and RTI’s shareholders ultimately own less than 60 percent of the voting power of the new entity;

•	RTI shareholders approve a plan of complete liquidation of RTI; or

•	RTI sells all or substantially all of RTI’s assets.

“Good reason” is defined under the policy as, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following: (A) The assignment of duties inconsistent with the Executive’s position immediately prior to the Change in Control; (B) A material reduction or alteration in the nature of Executive’s position, duties, status, or responsibilities from those in effect immediately prior to the Change in Control; (C) failure by the Company to continue any of the Company’s employee benefit programs or practices in which Executive participates (or substantially equivalent successors to such programs or practices) or failure to continue Executive’s participation on substantially the same basis as existed immediately prior to the Change in Control; (D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform Executive’s letter agreement; (E) Any purported termination of Executive’s employment not effected pursuant to the Executive’s letter agreement; or (F) requiring Executive to be based at a location in excess of 50 miles from the location where Executive is based immediately prior to the Change in Control.

Executive Non-Change in Control Severance Policy

The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by the Company other than for “cause” (using the definition set forth on page 49 of this proxy statement), death, or disability, by the executive within 90 days of a material breach by the Company of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:

•

Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the CEO and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the CEO, and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and

•

Continuation for up to 24 months for the CEO and 12 months for the other applicable executives, of life, disability, accident, and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.

If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If the Company elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by the Company that would entitle the executive to benefits under such policy.

2004 Stock Plan

Under the terms of the Company’s 2004 Stock Plan, any unvested restricted stock awards or stock options automatically terminate and any vested but unexercised stock options are immediately forfeited in the event that the named executive officer is terminated for cause, without cause, voluntarily terminates employment, or becomes permanently disabled. In the event that an executive retires (which is deemed to occur only under conditions which entitle the executive to an immediately receivable pension and not a deferred vested pension) or dies, vested stock options may continue to be exercised for a period equal to the lesser of (a) three years following retirement or death or (b) expiration of the term of the award; provided, however, that our Compensation Committee may cause the immediate forfeiture of unvested shares where a named executive officer retires before the age of 65 or after the executive retires at any age if the Compensation Committee deems such forfeiture to be in the best interests of the Company.

Director Compensation Table

Name(1)	Fees Earned or Paid in cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel I. Booker	$95,000	$74,991	$—	$—	$—	$—	$169,991
Ronald L. Gallatin	75,000	74,991	—	—	—	—	149,991
Charles C. Gedeon	75,000	74,991	—	—	—	—	149,991
Robert M. Hernandez	120,000	119,996	—	—	—	—	239,996
Edith E . Holiday	85,000	74,991	—	—	—	—	159,991
Rokus L. van Iperen	81,250	74,991	—	—	—	—	156,241
Bryan T. Moss	75,000	74,991	—	—	—	—	149,991
James A. Williams	95,000	74,991	—	—	—	—	169,991

(1)	Dawne S. Hickton serves as both a director and an employee of the Company. RTI employees receive no extra compensation for serving as a director.

(2)	Represents the aggregate grant date fair value, computed in accordance with the FASB’s authoritative guidance, of awards granted to each non-employee director on April 27, 2012. The grant date fair values of stock awards were $24.66 on April 27, 2012. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to the Company’s Consolidated Financial Statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013.

(3)	As of December 31, 2012, each non-employee director beneficially owned the following aggregate number of shares of ‘RTI common stock: Daniel I. Booker: 33,102; Ronald L. Gallatin: 35,000; Charles C. Gedeon: 25,899; Robert M. Hernandez: 73,794; Edith E. Holiday: 23,679; Rokus L. van Iperen: 8,910, Bryan T. Moss: 14,356; James A. Williams: 17,541.

RTI employees receive no extra pay for serving as a director. Effective August 1, 2011, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $150,000 and the Chairman received an annual retainer of $240,000, which is paid 50% in cash and 50% through awards of restricted stock under the 2004 Stock Plan. The additional annual retainer for the Chairperson of the Nominating/Corporate Governance Committee was increased to $10,000 and the additional annual retainer for the Chairperson of the Compensation Committee was increased to $20,000, bringing it in line with the compensation paid to the Chairperson of the Audit Committee.

No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extraordinary number of Board or Committee meetings be held, non-employee directors will receive a meeting fee of $1,000 for attending such meetings. No such additional meeting fees were paid during 2012.

Director Stock Ownership.    The Board of Directors has adopted a policy that each non-employee director is expected to own, at a minimum, shares of Common Stock equal to three times their annual retainer.

OTHER INFORMATION

Other business at the Annual Meeting

We do not expect any business to come up for shareholder vote at the annual meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

There were 30,495,238 shares outstanding as of March 15, 2013. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How we solicit proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically, or by telephone. RTI pays the costs of soliciting this proxy. We have retained Georgeson Inc. to solicit proxies for a fee of $7,500, plus reasonable out-of-pocket expenses, and we also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is November 28, 2013. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 11, 2014.

Shareholders wishing to recommend candidates in writing to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations in writing to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Shareholder and other interested party communications

Shareholders and any other interested parties who wish to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Board Attendance at Annual Meeting

RTI Board members are expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2012 Annual Meeting attended such meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of the Company are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. Based upon a review of our records, filings with the SEC, and written representations that no other reports were required, the Company believes that all such reports were timely filed for transactions that occurred in 2012, except for one open market purchase of 2,000 shares by Mr. van Iperen on February 15, 2012, which was reported on February 24, 2012.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares at the address below.

Available Information

Copies of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and this proxy statement, as filed with the SEC, are available to shareholders. A shareholder may obtain a copy of the Annual Report on Form 10-K or this proxy statement free of charge on the Company’s website (www.rtiintl.com), on the SEC website (www.sec.gov), or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973. Such requests may also be made by sending an email to request@rtiintl.com or by calling 1-800-869-6304. For written requests, a copy of the Annual Report on Form 10-K and proxy statement will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to the Company’s costs of providing such copies.

By Order of the Board of Directors

Secretary

Dated: March 28, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 26, 2013.

Vote by Internet • Go to www.investorvote.com/RTI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 and 3.

+
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold
	01 - Daniel I. Booker	☐	☐	02 - Ronald L. Gallatin			☐	☐	03 - Robert M. Hernandez	☐	☐

	04 - Dawne S. Hickton	☐	☐	05 - Edith E. Holiday			☐	☐	06 - Jerry Howard	☐	☐

	07 - Rokus L. van Iperen	☐	☐	08 - Mario Longhi			☐	☐	09 - Bryan T. Moss	☐	☐

	10 - James A. Williams	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2013.			☐	☐	☐	3. Advisory approval of compensation of named executive officers.				☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy card in the enclosed envelope.

The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania at 8:00 a.m. Eastern Daylight Time on April 26, 2013. A shareholder may obtain directions to the meeting by sending an email to request@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973

Proxy — RTI International Metals, Inc.

Proxy For 2013 Annual Meeting of Shareholders

Solicited on Behalf of the Directors of RTI International Metals, Inc.

The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of Common Stock that the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 26, 2013, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all nominees and FOR Proposals 2 and 3.

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Daylight Time, on April 24, 2013.

Vote by Internet • Go to www.investorvote.com/RTI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed for the election of directors and FOR Proposals 2 and 3.

+
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold
	01 - Daniel I. Booker	☐	☐	02 - Ronald L. Gallatin			☐	☐	03 - Robert M. Hernandez	☐	☐

	04 - Dawne S. Hickton	☐	☐	05 - Edith E. Holiday			☐	☐	06 - Jerry Howard	☐	☐

	07 - Rokus L. van Iperen	☐	☐	08 - Mario Longhi			☐	☐	09 - Bryan T. Moss	☐	☐

	10 - James A. Williams	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2013.			☐	☐	☐	3. Advisory approval of compensation of named executive officers.				☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy card in the enclosed envelope.

The Annual Meeting of Shareholders of RTI International Metals, Inc. will be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania at 8:00 a.m. Eastern Daylight Time on April 26, 2013. A shareholder may obtain directions to the meeting by sending an email to request@rtiintl.com or by sending a written request to the Company’s Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

1550 Coraopolis Heights Road, 5th Floor, Pittsburgh, PA 15108-2973

Voting Instruction Form — RTI International Metals, Inc.

Voting Instruction Form For 2013 Annual Meeting of Shareholders

Solicited on Behalf of Fidelity Management Trust Company

The undersigned hereby directs Fidelity Management Trust Company (“Fidelity”) to vote the shares of RTI International Metals, Inc. credited to the account of the undersigned as indicated hereon, with respect to the Annual Meeting of Shareholders of RTI International Metals, Inc. to be held on April 26, 2013, and any adjournments thereof, upon such matters as may properly come before the meeting.

This Voting Instruction Form, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all nominees and FOR Proposals 2 and 3. If your directions are not received by 6:00 a.m. Eastern Daylight Time on April 24, 2013, the shares credited to your account will not be voted.

PLEASE COMPLETE, DATE AND SIGN THIS VOTING INSTRUCTIONS FORM AND

RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.